Exhibit 2.2

[EXECUTION COPY]

STOCK PURCHASE AGREEMENT

dated as of

November 3, 2015

among

RigNet de México, S. de R.L. de C.V.,

RNSAT Servicios de México, S. de R.L. de C.V.,

as Buyers,

-and-

RigNet Inc.

As Parent Guarantor

-and-

Orgtec, S.A.P.I. de C.V.,

as the Company,

-and-

Grupo Gentux, S.A.P.I. de C.V.,

Mr. Noel Abel Delgado Montañez,

as Sellers

-and-

Mr. Santiago Zubiría Vázquez Sentiés

as Joint Obligor

i

ii

LIST OF EXHIBITS

EXHIBIT 1 – DEFINITIONS
EXHIBIT 2 – OWNERSHIP OF SHARES
EXHIBIT 3 – FINANCIALS
EXHIBIT 4 – LIST OF POWERS OF ATTORNEY
EXHIBIT 5 – LIST OF CONTRACTS
EXHIBIT 6 – INTELLECTUAL PROPERTY
EXHIBIT 7 – LIST OF INSURANCE POLICIES
EXHIBIT 8 – LIST OF CUSTOMER ACCOUNTS
EXHIBIT 9 – LIST OF RELATED PARTY AGREEMENTS
EXHIBIT 10 – LIST OF BANK ACCOUNTS
EXHIBIT 11 – DISTRIBUTION SCHEDULE
EXHIBIT 12 – LIST OF ACCOUNT RECEIVABLES
EXHIBIT 13 – FORM OF ESCROW
EXHIBIT 14 – ILLUSTRATIVE CLOSING BALANCE SHEET
EXHIBIT 15 – FORM OF BRING DOWN CERTIFICATE
EXHIBIT 16 – FORM OF COMPANY’S CORPORATE BYLAWS
EXHIBIT 17 – CLOSING DELIVERABLES
EXHIBIT 18 – FORM OF EMPLOYMENT AGREEMENT
EXHIBIT 19 – DEFERRED CONSIDERATION
EXHIBIT 20 – FORM OF NO-COMPETE AND NO-SOLICITATION AGREEMENT
EXHIBIT 21 – DISCLOSURE SCHEDULES
EXHIBIT 22 – LIST OF COMPANY EMPLOYEES
EXHIBIT 23 – MANAGEMENT ADJUSTMENTS
EXHIBIT 24 – FORM GOOD STANDING CERTIFICATE
EXHIBIT 25 – FORM OF INCUMBENCY CERTIFICATE
EXHIBIT 26 – FORM OF SELLERS MEXICAN COUNSEL LEGAL OPINION

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 2, 2015, is made and entered into on one part, as purchasing parties, RigNet de México, S. de R.L. de C.V., a limited liability company duly incorporated and existing pursuant to the laws of Mexico (hereinafter “RigNet Mexico”), and RNSAT Servicios de México, S. de R.L. de C.V., a limited liability company duly incorporated and existing pursuant to the laws of Mexico (hereinafter “RNSAT” and collectively with RigNet Mexico, the “Buyers” or “RigNet”), RigNet Inc. a corporation duly incorporated and existing pursuant to the laws of Delaware (hereinafter the “Parent Guarantor”), the Buyers and the Parent Guarantor represented herein by Héctor Joseph Maytorena for the purposes set forth in Section 2.06 and on the other part, as selling parties Grupo Gentux, S.A.P.I. de C.V. (hereinafter “Gentux”), represented herein by Santiago Zubiría Vázquez Sentiés a company duly incorporated and existing pursuant to the laws of Mexico and Mr. Noel Abel Delgado Montañez, by his own right, with the appearance and consent of his spouse Mrs. Blanca Edith Parra Quiñones (hereinafter “Mr. Delgado” and collectively with Gentux, the “Sellers”), with the appearance of Orgtec, S.A.P.I. de C.V. (hereinafter the “Company” or “Orgtec”) represented herein by the President of its Board of Directors’ legal representative, Santiago Zubiría Vázquez Sentiés, who additionally appears herein in its own right as joint obligor of Sellers’ obligations herein (hereinafter, the “Joint Obligor”). The Buyers, the Sellers, the Joint Obligor and the Company are sometimes individually referred to herein each of them as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

I. WHEREAS the Company is a duly incorporated and existing corporation pursuant to the laws of Mexico, as evidenced in its incorporation deed 2,057, from March 31st, 2009, granted before Daniel Eduardo Flores Elizondo, notary public 89 of Monterrey, Nuevo León, and further evidenced through the totalitarian amendment to its corporate bylaws in public deed 144,132, from October 18th, 2013, granted before Enrique Almanza Pedraza, notary public 198 for Mexico City, Federal District;

II. WHEREAS, as of the date of this Agreement the Company has a capital stock of MXN $183,910,000.00 (one hundred and eighty-three million nine hundred and ten thousand pesos 00/100 Mx. Cy.), represented by 183,910,000 (one hundred and eighty-three million nine hundred and ten thousand) shares with a par value of $1.00 (one peso 00/100 Mx. Cy.) each;

III. WHEREAS the Sellers are the legal, record and beneficial owners of 100% (One hundred percent) of the issued, subscribed, totally paid and outstanding shares representative of the capital stock of the Company (the “Shares”);

IV. WHEREAS, the Buyers, and/or their designated nominees, desire to purchase, and each of the Sellers desire to sell, the Shares, pursuant to the terms hereof;

V. WHEREAS, as of the date of this Agreement the shareholders have resolved to amend the corporate bylaws of the Company in order to remove all restrictions for the purchase of shares of the Company by foreigners as evidenced in EXHIBIT 16 – FORM OF COMPANY’S BYLAWS;

VI. WHEREAS, as an inducement for Buyers to enter into this Agreement and, provided that Santiago Zubiría Vázquez Sentiés is the majority and controlling shareholder of Gentux, he appears as joint obligor of each of Sellers’ obligations under this Agreement, including without limitation the indemnification obligations of Sellers under Section 12.02 hereunder.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions. The terms listed in EXHIBIT 1, as used in this Agreement, shall have the meanings ascribed to them in EXHIBIT 1.

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date, shall mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. Unless otherwise specified, references to any date or time herein mean such date or time in Mexico City, Federal District, Mexico.

Section 1.03 Joint Negotiation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties each hereby acknowledge that this Agreement reflects an agreement among sophisticated parties derived from arm’s-length negotiations.

ARTICLE 2.

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at Closing, the Sellers shall convey to Buyers, and/or their designated nominees, and Buyers and/or their designated nominees shall purchase from each Seller, free and clear of all Liens, title and beneficial interest in 100% of the Shares held by such Sellers.

Section 2.02 Purchase Price. In full consideration for the sale, transfer and delivery of the Shares, Buyers shall pay to the Sellers the purchase price which will be comprised of the Closing Payment (as such term is defined in Section 2.03) and the Deferred Consideration (as such term is defined in Section 2.06).

Section 2.03 Closing Payment. At Closing, Buyers shall: (i) pay to the Sellers’ a cash consideration on a cash-free and debt-free basis distributed proportionately in accordance with their shareholding interest in the Company as evidenced in Exhibit 2, which sets forth a complete and accurate list of all record and beneficial owners of the Shares, in the amount of USD $4,840,764.00 (four million eight hundred forty thousand seven hundred sixty four dollars 00/100); provided that, the account receivable referenced in Section 2.05(c) is duly collected by the Company on or before January 15th, 2016. In the event the account receivable referenced in Section 2.05(c) is not collected before the aforementioned date, such cash amount will be USD $4,561,179.31 (four million five hundred sixty one thousand and one hundred seventy nine dollars 31/100) (hereinafter the “Initial Consideration”); and (ii) deposit in readily available cash either (y) USD $254,777.00 (two hundred fifty four thousand seven hundred seventy seven dollars 00/100), if the Initial Consideration is of USD $4,840,764.00 (four million eight hundred forty thousand seven hundred sixty four dollars 00/100), or (z) USD $240,062.09 (two hundred forty thousand sixty two dollars 09/100), if the Initial Consideration is USD $4,561,179.31 (four million five hundred sixty one thousand and one hundred seventy nine dollars 31/100) (hereinafter the “Escrow Amount” and together with the Initial Consideration “Closing Payment”), into an interest-bearing account (the “Escrow Account”) with a mutually agreeable escrow agent pursuant to the escrow agreement to be executed by the Parties before Closing substantially in the form attached hereto as EXHIBIT 13 – FORM OF ESCROW (hereinafter the “Escrow Agreement”, such form shall be subject to the Escrow Agent’s approval), and held for a period of one year after Closing, in order to secure the working capital adjustment as set forth in Section 2.05 of this Agreement, and the Sellers’ conditions, representations, warranties and/or post-closing indemnification obligations under this Agreement as set forth in Section 2.05 of this Agreement. In order for Buyers to pay Sellers the Initial Consideration and deposit the corresponding amount in the Escrow Account, Sellers shall deliver to Buyers at least 2 (two) business day prior to the Closing Date, a funds flow memorandum, in which the information regarding Sellers and the Escrow Agent bank accounts’ must be included (hereinafter the “Funds Flow Memorandum”).

Section 2.04 Closing Balance Sheet.

(a) As promptly as practicable (but no later than one hundred and twenty (120) calendar days) after the Closing Date, the Buyers will cause to be prepared and delivered to the Sellers: (i) a consolidated balance sheet of the Company as of the Closing; (ii) the Buyers’ calculation of the Closing Net Working Capital on a consolidated basis as of the Closing Time, but excluding any effects, changes or adjustments arising from the Transactions on the Closing Date (except with respect to Transaction Expenses); and (iii) on the basis of the foregoing, a calculation of a final closing amount (the “Closing Balance Sheet”). The Closing Balance Sheet shall be in the same form as the Illustrative Balance Sheet attached herein as EXHIBIT 14 – ILLUSTRATIVE CLOSING BALANCE SHEET and shall: (x) be prepared in accordance with US GAAP; (y) include the Closing Net Working Capital; and (z) fairly reflect the financial results of the activities of the Company.

(b) The Closing Net Working Capital provided on the Closing Balance Sheet shall include, and duly reflect, all due taxes corresponding to a Straddle Tax Period.

(c) If the Sellers disagree with the Buyers’ calculation of any closing adjustment or any line item thereof delivered in accordance with Section 2.04(a); in each case solely on the basis that such amounts were not calculated in accordance with this Section 2.04 or on the basis of arithmetic errors, the Sellers shall, within 15 (fifteen) calendar days after delivery of the Closing Balance Sheet (the “Dispute Period”), deliver a notice to the Buyers disagreeing with any such calculation in accordance with this Section 2.04(b) (“Dispute Notice”). The Dispute Notice shall specify in detail those closing adjustments and/or line items thereof (to the extent relevant) as to which the Sellers disagree (collectively, the “Disputed Items”), the specific basis on which it disagrees and the Sellers calculation of such amount. Except for those Disputed Items, the Sellers shall be deemed to have accepted all other amounts contained in the Closing Balance Sheet and the calculation of each of the closing adjustments delivered pursuant to Section 2.04(a), and all such amounts shall be considered final and binding for all purposes hereunder. The Closing Balance Sheet shall become final and binding for all purposes hereunder if the Sellers do not deliver a Dispute Notice during the Dispute Period.

(d) If the Sellers deliver a Dispute Notice pursuant to Section 2.04(c), the Buyers and the Sellers shall, during the 15 (fifteen) calendar days following such delivery, use their commercially reasonable efforts to reach agreement on all of the Disputed Items. If, during such 15 (fifteen) day period, the Sellers and Buyers agree upon any of the Disputed Items, the Closing Payment shall be adjusted to reflect such agreement and shall become final and binding for all purposes hereunder.

(e) If the Buyers and the Sellers are unable to reach such agreement on all Disputed Items pursuant to Section 2.04(d), they shall promptly thereafter cause the Mexico City office of KPMG, Deloitte, PricewaterhouseCoopers or EY or another firm of independent certified public accountants of internationally recognized standing as mutually agreed by the Buyers and the Sellers (the “Independent Expert”) promptly to review this Agreement and the remaining Disputed Items for the purpose of calculating the closing adjustments. In making such calculations, the Independent Expert shall act as an expert and not as an arbitrator. The Independent Expert shall consider only those Disputed Items that are not resolved pursuant to Section 2.04(d), and shall resolve each such remaining Disputed Item within the range between the Buyers’ calculation thereof and the Sellers’ calculation thereof.

(f) The Independent Expert shall deliver to the Buyers and the Sellers, as promptly as practicable, but in any event within the period that ends 30 (thirty) calendar days after the Independent Expert is engaged, a report setting forth its calculation of the remaining Disputed Items. Such report shall be final and binding upon the Buyers and the Sellers as to those remaining Disputed Items, absent manifest error. The cost of such review and report shall be borne: (i) by either the Buyers or the Sellers if the calculation proposed by the Buyers or the Sellers as to the Disputed Items is farther in value from the final report delivered by the Independent Expert; or (ii) in all other cases, equally by the Buyers and the Sellers.

(g) The Buyers and the Sellers will, and the Buyers will cause the Company to, afford the other Party and its Affiliates and their respective officers, directors, employees, counsel, financial advisors, auditors and other advisors, consultants and authorized representatives (collectively, “Representatives”) reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.04. Each Party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Closing Net Working Capital as specified in this Section 2.04.

Section 2.05 Adjustment of Closing Payment.

(a) If the Closing Net Working Capital on the Closing Balance Sheet calculated in Mexican Pesos, as of the Closing Date exceeds from the Required Net Working Capital by more than MXN $400,000.00 (four hundred thousand pesos 00/100 Mx. Cy.), Buyers shall pay such excess amount to Sellers no later than 5 (five) business days after a final determination on the Closing Balance Sheet has been reached as explained above , in the account designated for such purposes by Sellers.

(b) If the Required Net Working Capital as of Closing Date exceeds from the Closing Net Working Capital on the Closing Balance Sheet calculated in Mexican Pesos by more than MXN $400,000.00 (four hundred thousand pesos 00/100 Mx. Cy.) Buyers shall instruct the Escrow Agent to release from the Escrow Account the entire excess amount to be paid to the Buyers, in the accounts designated for such purposes by Buyers. If the balance in the Escrow Account does not suffice to pay Buyers the amount of such difference, Buyers shall be paid the outstanding amounts by deducting such amount from the Deferred Consideration.

(c) If the Company evidences to Buyers the collection of the account receivable owed by DMGP Servicios de Integridad, S.A. de C.V. to the Company for services rendered by the Company during the fiscal year of 2014 up to the amount of MXN $1,210,000.00 (one million two hundred ten thousand pesos 00/100 Mx. Cy.) on or before January 15, 2016, the Initial Consideration and the Escrow Amount will be adjusted as provided under Section 2.03.

(d) Any payment pursuant to Section 2.05(a) or Section 2.05(b) shall be made within 10 (ten) business days after the Closing Net Working Capital has been finally determined in accordance with this Section 2.05, by delivery from the Buyers or the Sellers (Sellers being jointly and severally responsible for such payment obligations), as the case may be, by wire transfer of immediately available funds, to Buyers or the Sellers (on behalf of the Sellers) in an account designated by such other Party. Any and all payments made pursuant to this Section 2.05 shall be deemed to be, and each of Sellers and Buyers shall treat such payments as an adjustment to the Closing Payment for all federal, state, local and foreign income tax purposes.

Section 2.06 Deferred Consideration.

(a) Buyers shall pay to Sellers, on or after April 30th, 2018, in dollars of the United States of America or its equivalent in Mexican Pesos at the exchange rate published by the federal official gazette in Mexico on the date of such payment the amount resulting from the application of the formula established in EXHIBIT 19– Deferred Consideration (hereinafter the “Deferred Consideration” and together with the Closing Payment, the “Purchase Price”) minus any amounts owed by the Sellers in accordance with its indemnification obligations under this Agreement. The aforementioned, in the understanding that the Deferred Consideration may not exceed an amount equal to USD $21,292,959.34 (twenty-one million two hundred and ninety two thousand nine hundred and fifty nine Dollars 34/100) or its equivalent in Mexican Pesos at the exchange rate published by the federal official gazette in Mexico on the date of such payment, including adjustments with respect to any indemnification obligations of Sellers under this Agreement.

(b) As promptly as practicable after the Company auditors have released the audited financial statements for the fiscal year 2017 (but no later than April 30th, 2018), the Buyers will cause to be prepared and delivered to the Sellers: (i) the Buyers’ calculation of the 2014-2017 Revenue CAGR; and (ii) on the basis of the foregoing, a calculation of the Deferred Consideration (the “Deferred Consideration Calculation”). The 2014-2017 Revenue CAGR will be calculated by Buyers in good faith, in accordance with US GAAP applied on a basis consistent with its application in the preparation of the Financial Statements. For illustration purposes, EXHIBIT 30 – HYPOTHETICAL CALCULATION OF THE DEFERRED CONSIDERATION includes a hypothetical calculation of the Deferred Consideration.

(c) If the Sellers disagree with the Buyers’ calculation of the Deferred Consideration, the Sellers shall, within 30 (thirty) calendar days after delivery of the Deferred Consideration Calculation (the “Deferred Consideration Dispute Period”), deliver a notice to the Buyers disagreeing with any such calculation in accordance with this Section 2.06(c) (the “Deferred Consideration Dispute Notice”). The Deferred Consideration Dispute Notice shall specify in detail those line items (to the extent relevant) as to which the Sellers disagree (collectively, the “Deferred Consideration Disputed Items”), the specific basis on which it disagrees and the Sellers calculation of such amount. Except for those Deferred Consideration Disputed Items, the Sellers shall be deemed to have accepted all other amounts contained in the Deferred Consideration Calculation and all such amounts shall be considered final and binding for all purposes hereunder. The Deferred Consideration Calculation shall become final and binding for all purposes hereunder if the Sellers do not deliver a Deferred Consideration Dispute Notice during the Deferred Consideration Dispute Period.

(d) If the Sellers deliver a Deferred Consideration Dispute Notice pursuant to Section 2.06(c), the Buyers and the Sellers shall, during the 15 (fifteen) calendar days following such delivery, use their commercially reasonable efforts to reach agreement on all of the Deferred Consideration Disputed Items. If, during such 15 (fifteen) day period, the Sellers and Buyers agree upon any of the Deferred Consideration Disputed Items, the Deferred Consideration shall be adjusted to reflect such agreement and shall become final and binding for all purposes hereunder.

(e) If the Buyers and the Sellers are unable to reach such agreement on all Deferred Consideration Disputed Items pursuant to Section 2.06(c), they shall promptly thereafter cause the Independent Expert to review this Agreement and the remaining Deferred Consideration Disputed Items for the purpose of calculating the Deferred Consideration. In making such calculations, the Independent Expert shall act as an expert and not as an arbitrator. The Independent Expert shall consider only those Deferred Consideration Disputed Items that are not resolved pursuant to Section 2.06(c), and shall resolve each such remaining Deferred Consideration Disputed Item within the range between the Buyers’ calculation thereof and the Sellers’ calculation thereof.

(f) The Independent Expert shall deliver to the Buyers and the Sellers, as promptly as practicable, but in any event within the period that ends 30 (thirty) calendar days after the Independent Expert is engaged, a report setting forth its calculation of the remaining Deferred Consideration Disputed Items. Such report shall be final and binding upon the Buyers and the Sellers as to those remaining Deferred Consideration Disputed Items, absent manifest error. The cost of such review and report shall be borne: (i) by either the Buyers or the Sellers if the calculation proposed by the Buyers or the Sellers as to the Deferred Consideration Disputed Items is farther in value from the final report delivered by the Independent Expert; or (ii) in all other cases, equally by the Buyers and the Sellers.

(g) The Buyers and the Sellers will, and the Buyers will cause the Company to, afford the other Party and its Affiliates and their respective Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.06. Each Party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Deferred Consideration.

(h) The payment of the Deferred Consideration pursuant to this Section 2.06 shall be made within 10 (ten) business days after the Deferred Consideration has been finally determined in accordance with this Section 2.06, by delivery from the Buyers, by wire transfer of immediately available funds, to the Sellers in an account designated by each Seller.

(i) The Parties agree that in case the Company enters into any lease agreements, during the period starting on the date hereof and until the Closing Date, with respect to assets linked to an existing service agreement of the Company, and only for those cases in which if the term of such lease agreements exceeds the term of the services agreement to which they are linked, Sellers will be responsible for any payment obligation for the period of time by which the lease agreement exceeds the existing service agreement; in the understanding that if by the date the Deferred Consideration is paid, any of such lease agreements have not been extended Buyers will be entitled to retained from the Deferred Consideration the total amount of the then outstanding payment obligations under such lease agreements to be paid directly by buyers on behalf of the Company.

(j) The Parent Guarantor appears hereto as joint and several obligor of Buyers’ obligations under this Section 2.06 and for no other reason.

ARTICLE 3.

CLOSING

Section 3.01 Closing.

(a) The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Hogan Lovells BSTL, S.C. located at Paseo de los Tamarindos 150 – 1, Bosques de las Lomas, 05120, México, D.F. at 10:00 am, Mexico City time (the “Closing Time”) on the date determined by the Parties in writing upon all closing conditions being met. All proceedings to be taken on the Closing Date and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken or documents deemed executed or delivered until all have been taken, delivered and executed.

The above to be evidenced by means of the bring down certificate issued by Sellers and the Company’s management in the form of EXHIBIT 15 – Form of Bring Down Certificate.

Section 3.02 Closing Conditions. (a) The agreement to sell and purchase the Shares set out in Article 2 of this Agreement and the obligations of Buyers to complete the Transaction contemplated by this Agreement shall be subject to the satisfaction or the waiver by Buyers of the following conditions precedent:

(i) The receipt of any corporate, contractual or regulatory approvals and third party consents, including the Third Party Consents.

(ii) The Federal Telecommunications Institute (Instituto Federal de Telecomunicaciones) and/or the Ministry of Communications and Transportation (Secretaría de Comunicaciones y Transportes) has approved the consummation of the Transaction in accordance with the terms hereof, either by issuing a written notification of approval or by expiration of the 90-day response period without such Governmental Authorities denying the consummation of the Transaction (afirmativa ficta);

(iii) Sellers’ delivery of all Closing Deliverables listed in EXHIBIT 17 – CLOSING DELIVERABLES;

(iv) Buyers’ receipt of cash proceeds from the Buyer’s current credit facility; provided that, in case Buyers are not able to receive such cash proceeds for any reason or circumstances attributable to them and/or the lender (as long as such lender is an Affiliate, subsidiary or a related party of Buyers and/or the Parent Guarantor) this Section 3.02(a)(iv) shall not be considered as a required condition precedent for Closing.

(v) Sellers shall have delivered to Buyers evidence of the repayment of all of the Company’s Indebtedness immediately prior to Closing;

(vi) All accounts outstanding between any of the Sellers or their Affiliates or any current or former Company Employee, on the one hand, and the Company, on the other hand, as of the Closing shall be settled (irrespective of the terms of payment of such accounts) at or prior to the Closing without any Liability to the Company or its Affiliates, including but not limited to the account related to the purchase of certain Intellectual Property Rights from Noé Aguilar Beltrán;

(vii) Miguel Palet Beauroyre and Santiago Zubiría Vázquez Sentiés entering into an employment agreement substantially in the form of EXHIBIT 18 – FORM OF EMPLOYMENT AGREEMENT;

(viii) Santiago Zubiría Vázquez Sentiés entering into restrictive covenants acceptable to Buyers, substantially in the form of EXHIBIT 20 – FORM OF CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT, agreeing not to: (i) compete with the current Business of the Company or RigNet from the execution date of such agreement and for 3 (three) years following the date on which his employment relationship with the Company is terminated; and, (ii) hire or solicit any Company Employee or RigNet’s employee or encourage any such employee to leave such employment for a period starting from the execution date of such agreement and for 3 (three) years following the date on which his employment relationship with the Company is terminated;

(ix) No Governmental Authority or other entity or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which remains in effect, and which has the effect of making the Transactions contemplated hereby illegal or otherwise prohibiting consummation of the Transactions contemplated in this Agreement, provided, however, that in the case of a decree, injunction or other order, each of the Parties shall have used its commercially reasonable efforts to prevent the entry of any injunction or other order and to appeal as promptly as possible any decree, injunction or other order;

(x) All of Sellers’, the Company’s and the Joint Obligor’s representations being true, accurate and not misleading as of Closing;

(xi) Sellers and the Company performing all of their respective obligations hereunder required to be performed by each of them on or prior to the Closing;

(xii) Since the execution of this Agreement, no event shall have occurred, or being threatened to occur, in respect of the Company that in the reasonable opinion of Buyers, has resulted in, or may result in, a Material Adverse Effect;

(xiii) Buyers shall not have learned of facts or circumstances related to any of Sellers or the Company that, at Buyers sole discretion, amount or would amount to significant evidence of violations of any Anti-Corruption Law, including for these purposes the FCPA, by Sellers or the Company or any employee, officer, director or agent of Sellers or the Company;

(xiv) There being no force majeure or material adverse change in the laws, business, results of operations, prospects, financial condition or assets of the Company at the Closing of the Transaction.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY

RELATING TO COMPANY

Except as set forth in the Disclosure Schedules delivered by the Company to the Buyers on the date hereof and its further delivery of such updated Disclosure Schedules 1 (one) business day prior to Closing, the Company and each of the Sellers, jointly and severally, and the Joint Obligor jointly with the Sellers, represent and warrant to the Buyers that:

Section 4.01 Corporate Existence and Power. The Company is an entity duly formed, validly existing and in good standing (or the equivalent thereof) under the laws of México and has all corporate or similar powers and authority and all Permits required to own and operate its properties and carry on its business as now conducted with the sole exceptions contained in Section 4.01 of EXHIBIT 21 - DISCLOSURE SCHEDULES. At Closing, the board of directors of the Company shall deliver a good standing certificate for the Company substantially in the form of Exhibit 22 – Form of Good Standing Certificate. As of the date of this Agreement, the Company has delivered to the Buyers true and complete copies of its corporate bylaws substantially in the form of Exhibit 16 – Form of Company’s Bylaws, and of all powers of attorney granted by the Company and currently in full force and effect as evidenced in EXHIBIT 4 – COMPANY’S POWERS OF ATTORNEY.

Section 4.02 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions are within the Company’s powers and have been duly authorized by all necessary action on the part of the Company, and no additional corporate or stockholder authorization or consent is, or at the Closing will be, required in connection with the same. This Agreement has been, and the other Transaction Documents to which the Company is a party will be at the Closing, duly executed and delivered and (assuming due authorization, execution and delivery by Buyers) constitutes, and upon their execution each of the other Transaction Documents to which the Company is a party will constitute, a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Bankruptcy Exception”)).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions require no action or Consent by or in respect of, or filing with, any Governmental Authority other than compliance with telecommunications laws and with the Federal Telecommunications Institute and/or Ministry of Communications and Transportation, which authorization shall be granted as a condition for Closing of the Transactions in accordance with Section 2.04(a)(i).

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions do not and will not (a) conflict with or violate the Organizational Documents of the Company, (b) assuming compliance with the matters referred to in Section 4.03, conflict with or violate any Applicable Law, or (c) other than with respect to those third party consents, approvals or waivers specified in the EXHIBIT 21 - DISCLOSURE SCHEDULES (“Third Party Consents”), require any Consent of or notice to or other action by any Person under, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company under, or result in the creation of any Lien on any property, asset or right of Company pursuant to, any Contract or Permit to which Company is a party or by which Company or any of their respective properties, assets or rights are bound or affected.

Section 4.05 Capitalization.

(a) The authorized equity of the Company consists of 183,910,000 (one hundred eighty-three million nine hundred and ten thousand) common shares. The Shares constitute the entire issued and outstanding equity of the Company.

(b) The Shares have been duly authorized and validly issued and are fully paid and non-assessable. None of the Shares were issued in violation of any Contract to which Sellers or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. Each Share has been issued by the Company and acquired by the Sellers in compliance with all Applicable Laws. There are no outstanding or authorized (i) equity or voting shares different from the Shares or (ii) options, warrants, or other securities convertible into, or exchangeable or exercisable for, equity or voting securities or other rights to acquire from Company, or other obligations of Company to issue or sell, any equity securities, voting securities or convertible securities or any interest therein. There are no outstanding obligations of Company to repurchase, redeem or otherwise acquire any company securities. The Company is not a party to or is bound by any Contract with any of its shareholders or other equity owners with respect to any equity securities of Company, (y) no Contract exists between or among Company’s shareholders or other equity owners with respect to the equity securities of Company, and (z) there are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to Company. The Company is not in violation of any of the provisions of any Contract or other document governing the rights of holders of the Shares or other company securities.

(c) The EXHIBIT 2 – OWNERSHIP OF SHARES sets forth a complete and accurate list of all record and beneficial owners of the Shares, indicating the number, class and relative percentage of the total Shares held by each such owner.

(d) The EXHIBIT 11 – DISTRIBUTION SCHEDULE sets forth, for each Seller, a true and accurate calculation of the percentage of the Purchase Price to which each Seller is or may be entitled pursuant hereto (the “Distribution Schedule”). The Distribution Schedule was prepared in accordance with and complies with all relevant terms of the Company’s Organizational Documents and Applicable Law.

Section 4.06 Subsidiaries.

(a) The Company does not directly or indirectly own any equity, partnership, membership or similar interest with respect to any Person, any corporation, limited liability company, partnership, association or other business.

(b) The Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any Liability of, any Person.

Section 4.07 Financial Statements.

(a) True, correct and complete copies of the audited consolidated balance sheets as of December 31st, 2011, 2012, 2013 and 2014 and the related audited consolidated statements of income and cash flows of the Company for each of the years in the periods ended December 31st, 2011, 2012, 2013 and 2014 (the “Audited Financials”), and the unaudited interim consolidated balance sheet of the Company as of September 30, 2015 and the related unaudited interim consolidated statements of income and cash flows of the Company as of September 30, 2015 (the “Interim Financials” and collectively with Audited Financials, the “Financial Statements”) are set out in the EXHIBIT 3 - FINANCIALS.

(b) The Financial Statements have been prepared in conformity with the Mexican Financial Information Norms (Normas de Información Financiera) (“Mexican NIFs”) and fairly present financial position of the Company as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. None of the Financial Statements contain any material non-recurring items except as expressly set forth therein, with the exceptions contained in Section 4.07 (b) of the EXHIBIT 21 - Disclosure Schedules.

(c) The Financial Statements (i) have been prepared from and in accordance with the books and records maintained by the Company, (ii) contain proper and adequate provisions for all material Liabilities of the Company, as of the relevant balance sheet date and (iii) reflect cost allocations consistent with the Company’s historical practices (iv) all numbers and amounts thereunder are correct, accurate and in compliance with Mexican NIFs. There are no amounts owed to Company by any Sellers or any officer, director or Company Employee (including any interest and other charges accrued thereon). The books of account and financial records of the Company are true, correct and complete and have been prepared and are maintained in accordance with sound accounting practices, with the exceptions contained in the EXHIBIT 23 - MANAGEMENT ADJUSTMENTS.

Section 4.08 Absence of Certain Changes. (a) As of the last 6 (six) months from the date of this Agreement, and until Closing, except as otherwise indicated in the Disclosure Schedule, (i) the business of the Company has been and will be conducted in the ordinary course consistent with past practices, (ii) there has not been any Material Adverse Effect, (iii) the Company has not suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (iv) the Company has preserved and will preserve substantially intact its business organization and assets, has kept and will keep available the services of its current officers, employees and consultants and has preserved and will preserve the goodwill of their customers, suppliers and employees.

(a) (b) As of the last 6 (six) months from the date of this Agreement, and until Closing, except as otherwise indicated in the Disclosure Schedule, the Company will not and has not:

(i) split, combined or reclassified any equity securities of the Company or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the equity securities of the Company, or redeemed, repurchased or otherwise acquired or offered to redeem, repurchase, or otherwise acquired any Company securities, except for dividends to the Company;

(ii) (1) issued, granted, delivered or sold, or authorized the issuance, delivery or sale of, any Company securities or (2) amended any term of any Company security (in each case, whether by merger, consolidation or otherwise);

(iii) incurred, authorized or made any commitment with respect to any capital expenditures or any Liabilities in respect thereof, except for (i) those contemplated by the Company’s capital budget delivered to Buyers prior to the date hereof and (ii) any unbudgeted capital expenditures not to exceed MXN $314,658.00 (three hundred fourteen thousand six hundred fifty-eight pesos 00/100 Mx. Cy.) individually or MXN $786,645.00 (seven hundred eighty-six thousand six hundred forty-five pesos 00/100 Mx. Cy.) in the aggregate;

(iv) acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (1) supplies in the ordinary course of business of the Company in a manner that is consistent with past practice, or (2) assets with a value not to exceed MXN $786,645.00 (seven hundred eighty-six thousand six hundred forty-five pesos 00/100 Mx. Cy.) individually or MXN $ 1,573,290.00 (one million five hundred seventy-three thousand two hundred ninety pesos 00/100 Mx. Cy.) in the aggregate;

(v) entered into, amended, modified in any material respect, assigned, or consented to the termination of any Contract required to be disclosed under EXHIBIT 5 – LIST OF CONTRACTS or otherwise waived, released or assigned any material rights, claims or benefits of the Company with respect to any such Contracts, other than in the ordinary course of business;

(vi) sold, leased, licensed or otherwise transferred, or created or incurred any Lien on, the Company’s assets, securities, properties, interests or businesses;

(vii) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or otherwise altered the Company’s corporate (or other organizational) structure;

(viii) made any loans, advances or capital contributions to, or investments in, any other Person, other than advances to employees for reimbursement of expenses that are not material in amount and are in the ordinary course of business consistent with past practice;

(ix) issued, announced, offered, placed, arranged, marketed, sold or incurred any debt securities, indebtedness for borrowed money or other financial indebtedness, or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person for borrowed money, except for indebtedness that will be discharged in its entirety on or before Closing, other than any such indebtedness that involves syndication or other public marketing;

(x) (1) granted any severance, retention or termination pay to, or entered into or amended any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Company Employee, (2) increased the compensation or benefits provided to any current or former Company Employee, (3) granted any equity or equity-based awards to, or discretionarily accelerated the vesting or payment of any such awards held by, any current or former Company Employee, (4) established, adopted, entered into or amended any Employee Plan or labor organization agreement, (5) (A) hired any employee or engaged any independent contractor with an annual base compensation of MXN $786,645.00 (seven hundred eighty six thousand six hundred forty five pesos 00/100 Mx. Cy.) or more, or (B) terminated the employment or engagement of any Company Employee or independent contractor with an annual base compensation of MXN $ 1,179,967.50 (one million one hundred seventy-nine thousand nine hundred sixty-seven pesos 50/100 Mx. Cy.) or more, other than for cause or (6) transferred the employment or engagement of any Company Employee or independent contractor from the Company to any Sellers or any of its Affiliates or from any Sellers or any of its Affiliates to the Company;

(xi) changed the Company’s methods of accounting, keeping of books of account or accounting practices;

(xii) accelerated the collection of any accounts receivable or delayed the payment of any accounts payable or offer discounts on sales of any products or services provided by the Company;

(xiii) made or changed any Tax election, changed any annual tax accounting period, adopted or changed any method of tax accounting, amended any Tax Returns or filed claims for Tax refunds, entered any closing agreement, settled any Tax claim, audited or assessed, or surrendered any right to claim a Tax refund, offset or other reduction in tax Liability;

(xiv) permitted the lapse of any business Intellectual Property Rights; or

(xv) agreed, resolved or committed to do any of the foregoing.

Section 4.09 No Undisclosed Liabilities. There are no Liabilities of the Company other than: (a) Liabilities as to the extent and specifically provided for under Section 4.09 of the EXHIBIT 21 - DISCLOSURE SCHEDULES and heretofore not discharged or paid; and (b) other undisclosed Liabilities incurred in the ordinary course of business as of the date of the Interim Financials consistent with past practice which, individually or in the aggregate, are not and could not reasonably be expected to be material to the Company.

Section 4.10 Material Contracts.

a) the Company is not a party to or bound by any of the following contracts different from those listed under EXHIBIT 5 – LIST OF CONTRACTS:

i) any agency, distributor, consulting, agency, dealer, sales representative, marketing or other similar Contract, including as or with a program administrator, correspondent, referrer of business;

ii) any option, license (including licenses of Intellectual Property Rights), franchise or similar Contract;

iii) any Contract involving profit sharing, contingent, bonus, override, excess commission or any other similar compensation arrangement in excess of MXN $ 1,179,967.50 (one million one hundred seventy-nine thousand nine hundred sixty-seven pesos 50/100 Mx. Cy.);

iv) any Contract providing any Person the right or option to acquire or repurchase any accounts of Company customers or clients;

v) any sales, distribution or other similar Contract (or series of related Contracts) providing for the sale by Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to Company of MXN $ 1,179,967.50 (one million one hundred seventy-nine thousand nine hundred sixty-seven pesos 50/100 Mx. Cy.) or more or (B) aggregate payments to Company of MXN $1,573,290.00 (one million five hundred seventy-three thousand two hundred ninety pesos 00/100 Mx. Cy.) or more, which are not cancelable on 30 (thirty) calendar days’ notice or less without penalty;

vi) except for Contracts relating to trade receivables, any Contract relating to Indebtedness (including, without limitation, guarantees) of the Company;

vii) any Contract or series of related Contracts for any capital expenditure by Company in excess of MXN $786,645.00 (seven hundred eighty-six thousand six hundred forty-five pesos 00/100 Mx. Cy.);

viii) any partnership, joint venture, shareholder, limited liability company or other similar Contract;

ix) any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise);

x) any lease for Real Property (each, a “Lease”);

xi) any other Contract (or series of related Contracts) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Company of MXN $ 1,179,967.50 (one million one hundred seventy-nine thousand nine hundred sixty-seven pesos 50/100 Mx. Cy.) or more or (B) aggregate payments by Company of MXN $1,573,290.00 (one million five hundred seventy-three thousand two hundred ninety pesos 00/100 Mx. Cy.) or more which are not cancelable on 30 (thirty) calendar days’ notice or less without penalty;

xii) any Contract that contains a non-solicitation or non-servicing covenant or that limits the freedom of Company or its Affiliates to compete in any line of business or with any Person or in any area, or that grants the other party or any third person “most favored nation” status, exclusive rights or any type of special discount rights or which would so limit the freedom of Company or its Affiliates after the Closing Date;

xiii) Related Party Agreement;

xiv) any Contract with any Governmental Authority;

xv) any Contract that was not made in the ordinary course of business that is material to Company; or

xvi) any other Contract that is material to Company and not previously disclosed pursuant to this Section.

b) Each Contract listed under EXHIBIT 5 – LIST OF CONTRACTS (each a “Material Contract”) is a legal, valid and binding agreement of the Company and, to the Company, Sellers and the Joint Obligor’s Knowledge, each other party thereto and is in full force and effect. The Company is not or, to the Knowledge of the Company, Sellers and the Joint Obligor, any other party thereto is not in default or in breach in any material respect under the terms of any such Material Contract. No party to any Material Contract has provided notice of any intention to terminate such Material Contract and, to the Company, Sellers and the Joint Obligor’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. Each Material Contract will continue to be in full force and effect on identical terms immediately following the Closing Date. True and complete copies (or in the case of any oral agreement, a summary of all material terms) of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to the Buyers prior to the date hereof.

Section 4.11 Litigation.

(a) There is no Action pending against, or to the Knowledge of the Company, the Joint Obligor or the Sellers, threatened against or affecting the Company, its businesses, properties or assets.

(b) To the Company, Sellers and the Joint Obligor’s Knowledge there is no current or former Company Employee, Governmental Authority or arbitrator seeking to prevent, hinder, modify, delay or challenge the consummation of the Transactions and there is neither any basis for any such Action nor such Action has been pending since September 30th, 2010.

(c) There is no Action by the Company pending, or which has commenced preparations to initiate, against any other Person.

Section 4.12 Compliance with Laws and Orders; Permits.

(a) (a) The Company is in compliance and has complied at all times in all material respects with all Applicable Laws (including, but not limited to, all Applicable Laws relating to economic sanctions and trade embargoes, trust accounts and the separation and accounting of premium trust funds, privacy, security and the collection and use of personal information and/or data protection and corruption and bribery) and neither the Company nor Sellers and the Joint Obligor have received, or has Knowledge of the issuance of, any notice from any Governmental Authority or other Person of any violation or alleged violation by Company or any of their respective Representatives relating to the business of the Company of any Applicable Laws. Furthermore, the Company is not aware that any amounts and payments made by the Company to the following entities or individuals have been used to bribe employees or officials of any Governmental Authority to gain an unfair advantage for the Company in an effort to gain or maintain business: Global Works S.A. de C.V., Grupo RV, S.A. de C.V., Arturo Madrigal Segura, Arturo González López, Victor Beltran, Noé Aguilar Beltran, Maxitel, Consorcio ML, S.A. de C.V., Via Multiple Servicios S.A. de C.V., Gestion VyR S.C., Globalca, S.A. de C.V., Red de Soluciones BSD S.C., or Lanmor Tax Services S.C.

(b) (b) The Company is in possession of all Permits necessary for it to own, lease and operate its properties and to carry on its business as currently conducted, and is and has been in compliance in all material respects with all such Permits. All such Permits are legal, valid and in full force and effect and there is no basis for the revocation or withdrawal of any Permit. At Closing, the Company will continue to have the use and benefit of all Permits following the consummation of the transactions contemplated hereby.

(c) (c) To the Company, Sellers and the Joint Obligor’s knowledge, each officer, employee, independent contractor and other Person employed, supervised or controlled by the Company, or for whom the Company has a responsibility to supervise or control under Applicable Law or by Contract, and any employee or consultant of the Company, who is required by reason of the nature of his or her employment by or relationship to the Company to be registered or licensed with or by any Governmental Authority and who has marketed, sold, negotiated, serviced, administered, managed, provided advice with respect to, underwritten or had substantive contact with any client or customer or prospective client or prospective customer or otherwise transacted business for the Company (each, a “Customer Facing Person”), has complied in all material respects with all Applicable Laws in connection with the marketing or sale of products and services for Company. To the Company, Sellers and the Joint Obligor’s knowledge, there have been no instances of Customer Facing Persons having breached the terms of any Contract with any customer or client.

Section 4.13 Properties.

(a) The Company has valid leasehold interests in, all of the Company’s property and assets (whether real, personal, tangible or intangible). None of such property or assets is subject to any Lien.

(b) The property and assets owned or leased by Company, or which they otherwise have the right to use, are (i) sufficient for the continued conduct of the business of Company after the Closing in substantially the same manner as conducted prior to the Closing, (ii) constitute all of the rights, property and assets necessary to conduct the business of Company as currently conducted and (iii) are in good operating condition and repair and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. No Related Party owns, or has the right to acquire, any interest in any of the properties or assets of Company.

Section 4.14 Intellectual Property.

(a) The Exhibit 6 – LIST OF INTELLECTUAL PROPERTY contains a true and complete list of (i) the registered or material Owned Intellectual Property Rights (each identified as a patent, trademark, copyright, trade secret or other intellectual property right) and (ii) the Licensed Intellectual Property Rights.

(b) The consummation of the Transactions will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights. The Company owns or otherwise holds valid rights to use all of the Owned Intellectual Property Rights free of all Liens.

(c) The Company has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. The Company has not received from any third party an offer to license any Intellectual Property Rights of such third party.

(d) Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights used in the business or operation of Company, including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to such confidential Intellectual Property Rights. To the Knowledge of the Sellers, the Joint Obligor or the Company, no unauthorized disclosure of such Intellectual Property Rights has occurred.

(e) All Owned Intellectual Property Rights are valid, subsisting and enforceable. None of the Owned Intellectual Property Rights or, to the Knowledge of the Sellers, the Joint Obligor or the Company, Licensed Intellectual Property Rights, has been abandoned, canceled or adjudged invalid or unenforceable in whole or in part (including without limitation, the Intellectual Property Rights acquired from Noé Aguilar Beltrán) or is subject to any outstanding order, judgment, stipulation or decree restricting its use or adversely affecting or reflecting the Company’ rights thereto. There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights.

(f) No due dates for filings or payments concerning the Owned Intellectual Property Rights fall due within 90 (ninety) days after the anticipated Closing Date, whether or not such due dates are extendable.

(g) The Company, owns or has rights to access and use all electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems and Internet websites and related content (collectively, “IT Systems”) used to process, store, maintain and operate data, information and functions used in connection with the businesses of Company, including systems to operate payroll, accounting, billing and receivables, payables, inventory, asset tracking, customer service and human resources functions. The Company has taken all reasonable steps in accordance with industry standards to secure the IT Systems from unauthorized access or use by any Person and to ensure the continued, uninterrupted and error-free operation of the IT Systems.

(h) The IT Systems are adequate in all material respects for their intended use and for the operation of the businesses of the Company as currently operated and as currently contemplated to be operated by the Company, and are in good working condition (normal wear and tear excepted), and, to the Knowledge of the Sellers, the Joint Obligor and the Company, are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of the IT Systems. There has not been any malfunction with respect to any of the IT Systems since September 30th, 2014 that has not been remedied or replaced in all material respects.

Section 4.15 Insurance Policies.

(a) The Exhibit 7 contain a true, correct and complete copy of each insurance policy to which Company has been a party at any time within the 5 (five) years preceding the Closing and copies of all such policies (and any amendments thereto) have been provided to the Buyers. With respect to each such insurance policy: (i) such policy is legal, valid, binding, enforceable in accordance with its terms and in full force and effect in all respects; (ii) all premiums due thereunder have been timely paid, the Company and, to the Knowledge of the Company, the Sellers and the Joint Obligor, the other parties thereto, have complied in all material respects with the terms and conditions of all such policies, and no event has occurred which would be reasonably likely to result in a termination, modification or acceleration, under such policy; and (iii) to the Knowledge of the Company, the Sellers and the Joint Obligor, there is no threatened cancellation or termination of, premium increase with respect to, or material alteration of coverage under, any of such policies. There is no claim by Company or their employees, officers or directors pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the insurers that issued such policies or bonds or in respect of which such insurers have reserved their rights. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1st, 2015 and remain in full force and effect on identical terms as of the Closing.

(b) The Company has notified all applicable insurance companies that have issued the policies of any and all incidents, events or circumstances of which the Company, the Sellers and the Joint Obligor have Knowledge that could reasonably give rise to a covered claim under such policy.

Section 4.16 Receivables. All accounts receivable, notes receivable (other than receivables included in Section 4.16 of EXHIBIT 21 - DISCLOSURE SCHEDULES) are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company as of the Closing are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business of the Company. The Company will have legal right, title and interest in the receivables in existence as of the Closing, free and clear of all Liens, and neither the Company nor any of the Sellers or the Joint Obligor has any Knowledge of any claim concerning any such right, title or interest in any of the receivables. No Person (including any employee of the Company) claims and none of the Company has granted any other Person, any right, title or interest in the receivables in existence as of the Closing. The commissions and fees charged to customers and clients in the creation of any accounts receivable are consistent with those provided in the applicable customer contracts. No account debtor has or will have any valid set off, deduction or defense with respect thereto and no account debtor has asserted such set off, deduction or defense. All material accounts receivable, notes receivable and other receivables arising out of or relating to the business of the Company have been disclosed to the Buyers.

Section 4.17 Customer Accounts. The EXHIBIT 8 - LIST OF CUSTOMER ACCOUNTS sets forth a list of the customer accounts of the Company as of the date hereof. Neither the Company nor any of the Sellers has any Knowledge of any claim concerning any such right, title or interest in any of the customer accounts. No Person (including any employee of Company) claims, and none of the Company has granted any other Person, any right, title or interest in the customer accounts in existence as of the Closing, including any right to solicit for any purpose such customer accounts or any officer, director, manager, employee or Affiliate of such customer accounts.

Section 4.18 Transactions with Related Parties.

(a) No Sellers, any of its Affiliates or any current or former director, manager, officer or employee or equity holder of Company, any Sellers or any Affiliate of any of the foregoing (collectively, “Related Parties” and each, a “Related Party”), individually or together with any other Person: (i) has received, paid or earned payments from or to Company in excess of MXN $ 1,258,632.00 (one million two hundred fifty-eight thousand six hundred thirty-two pesos 00/100 Mx. Cy.) in any year; (ii) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor, client or customer of Company or its business; or (iii) has received or earned any payments relating to the customer accounts of Company or has or has had any business dealings or a financial interest in any transaction with Company or involving any assets or property of Company.

(b) All transactions with Related Parties required to be listed in EXHIBIT 9 – RELATED PARTY AGREEMENTS (the “Related Party Agreements”) have been recorded in the books and records of the Company at their full value, as if they were rendered in arm’s length transactions.

Section 4.19 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Sellers or the Company that might be entitled to any fee or commission in connection with the Transactions with the sole exception of Zimma Corporate Finance.

Section 4.20 Employees.

(a) The EXHIBIT 22 – LIST OF COMPANY EMPLOYEES list all Company Employees and all independent contractors engaged by the Company and sets forth, for each Company Employee and independent contractor, such individual’s name, title, duties, hire date, location, whether an independent contractor, full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), annual salary or wage rate or other rate of compensation, most recent annual bonus received and current annual bonus opportunity. Section 4.20(a) of the EXHIBIT 21 - DISCLOSURE SCHEDULES also sets forth, with respect to each Company Employee or independent contractor: (i) all Contracts with the Company; (ii) dates of hire and any rehire; (iii) the rate of compensation (including the portions thereof attributable to salary, bonus and other compensation, respectively); and (iv) any accrued sick leave and accrued vacation for the year ended as of the date of this Agreement and as of the Closing Date. Each current Company Employee, and each Company Employee whose employment with the Company has terminated or ceased during the period beginning September 30th, 2014 and ending on the Closing Date, has entered into a confidential information and restrictive covenant agreement with the Company, substantially in the form previously provided to the Buyers. The Company has properly treated all independent contractors who have rendered services to the Company as non-employees for all federal, state, local and foreign Tax purposes, as well as employee benefits purposes. There has been no determination by any Governmental Authority that any independent contractor is or was a Company Employee, and no Person retained by the Company as an independent contractor or consultant would reasonably be expected to be reclassified by any other Governmental Authority as an employee of the Company for any purpose whatsoever.

(b) The Company is and has been as of a term of 5 (five) years from the date of this Agreement, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except for the contents of Section 4.20(b) of

EXHIBIT 21 - DISCLOSURE SCHEDULES. There is no Action (whether under federal, state or local law, any employment Contract, or otherwise) pending, or written threat or demand by any current or former Company Employee, for: (i) overtime pay, other than overtime pay for work done during the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) any amount of vacation pay or pay in lieu of vacation time, other than vacation time or pay in lieu thereof earned in or in respect of the current fiscal year; or (iv) any violation of any law relating to minimum wages or maximum hours of work. There is no Action (whether under federal, state or local law, any employment contract, or otherwise) pending, or to the Company, Sellers and Joint Obligor’s Knowledge, threatened by any Person (including any Governmental Authority) relating to discrimination or occupational safety in employment or employment practices.

(c) The Company and Mega Servicios RH, S.A. de C.V. are not, and have not been a party to or subject to, or are currently negotiating in connection with entering into, any collective bargaining Contract (except for the contents of Section 4.20(c) of EXHIBIT 21 - DISCLOSURE SCHEDULES), and there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Employee. There are no unfair labor practice complaints pending or threatened against Company before any Governmental Authority or any current union representation questions involving Company Employees. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or threatened against or affecting the Company. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company or Sellers to enter into this Agreement or for the consummation of the Transactions.

(d) To the Sellers’, the Joint Obligor’s and their respective Affiliates’ Knowledge, during the five year term preceding the execution of this Agreement (1) the Company, Tecnologías de Control del Norte, S.A. de C.V. (until the date it was liquidated) and/or Mega Servicios RH, S.A. de C.V. have not hired any employee or retained any independent contractor in violation of any restrictive covenant, non-solicitation agreement or confidentiality agreement to which such employee or independent contractor is a party; and (2) no Person has made an allegation or asserted a claim to, or the Company, Tecnologías de Control del Norte, S.A. de C.V. (until the date it was liquidated) and/or Mega Servicios RH, S.A. de C.V. have hired any employee or retained any independent contractor in violation of any such restrictive covenant, non-solicitation agreement or confidentiality agreement. No Company Employee with an annual salary in excess of MXN $1,573,290.00 (one million five hundred seventy-three thousand two hundred ninety pesos 00/100 Mx. Cy.) has indicated to the Sellers or the Company that he or she intends to resign or retire as a result of the Transactions or otherwise within two years after the Closing Date.

(e) To the Sellers’, the Joint Obligor’s and their respective Affiliates’ Knowledge, the Company and/or Mega Servicios RH, S.A. de C.V. has not taken any action that could constitute a mass layoff, mass termination or closing or otherwise trigger notice requirements or Liability under any federal, local, provincial, state or foreign closing notice or collective dismissal Law.

Section 4.21 Environmental Matters.

(a) No notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed and no penalty has been assessed with respect to any matters relating to the Company and relating to or arising out of any Environmental Law.

(b) There are no Liabilities of or relating to the Company, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such Liability.

Section 4.22 Privacy. (a) The Company has (1) taken actions consistent with applicable law and current industry standards to protect the confidentiality, integrity and security of any confidential information, data and transactions stored or held by them against any unauthorized use, access, interruption, modification or corruption and (2) maintained, enforced and complied with in all material respects, written privacy, security and data protection policies related to the Proprietary Information and personally identifiable information maintained by the Company (the “Privacy Policies”) with respect to any Proprietary Information providing for: (i) clear and conspicuous disclosure of Company’ privacy, security and data protection practices; and (ii) protection from loss, misappropriation, disclosure or corruption of, and unauthorized access to any Proprietary Information.

(a) (b) To the Knowledge of the Company, Sellers and the Joint Obligor, no Proprietary Information owned or hosted by the Company has been subject to any breach, misappropriation, unauthorized disclosure, or unauthorized access or use by any Person.

Section 4.23 Bank Accounts. Set forth in the EXHIBIT 10 – LIST OF BANK ACCOUNTS is the name and account number of each bank, financial institution, fund, investment or money manager, brokerage house and similar institution in which the Company maintain any account (whether checking, savings, investment, trust or otherwise), lock box or safe deposit box and the account numbers and name of all Persons having authority to affect transactions with respect thereto. All such accounts are solely in the Company’ names and solely owned and controlled by the Company.

Section 4.24 Tax. The Company, the Sellers and the Joint Obligor represent and warrant to the Buyers that to their, their principals and their Affiliates Knowledge:

(a) The Company and Tecnologías de Control del Norte, S.A. de C.V., until the date it was liquidated: (i) paid (or have had paid on its behalf) or withheld and remitted (or withheld and remitted on its behalf) to the appropriate Taxing Authority all Taxes due and payable or (ii) where payment is not yet due, established (or had established on its behalf and for its sole benefit and recourse) an adequate accrual, for all Taxes through the end of the last period for which the Company and/or Tecnologías de Control del Norte, S.A. de C.V., until the date it was liquidated ordinarily record(ed) items on their respective books.

(b) The Company has filed, or if due between the date hereof and the Closing Date, will file or cause to be filed, all material returns, statements, forms and reports for Taxes that are required to be filed by, or with respect to, the Company (taking into account any applicable extension of time within which to file). Tecnologías de Control del Norte, S.A. de C.V. filed all material returns, statements, forms and reports for Taxes that were required to be filed by, or with respect to, Tecnologías de Control del Norte, S.A. de C.V. until the date it was liquidated (taking into account any applicable extension of time within which to file).

(c) No Taxing Authority (whether national or foreign, federal or local) has proposed, or, to the Knowledge of the Company, the Sellers, the Joint Obligor, their principals or their affiliates, is threatening to propose any adjustment to any Tax Return of Company and/or Tecnologías de Control del Norte, S.A. de C.V., until the date it was liquidated.

(d) (i) There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to the Knowledge of the Company the Sellers, the Joint Obligor, their principals or their affiliates, threatened against or with respect to Company or Tecnologías de Control del Norte, S.A. de C.V., in respect of any Tax (whether at a national or international level, federal or local); and (ii) there are no settlements of any prior examinations that could reasonably be expected to adversely affect in any respect any taxable period of the Company or Tecnologías de Control del Norte, S.A. de C.V. for which the statute of limitations has not run or that have not been paid in full.

(e) Neither the Company nor Tecnologías de Control del Norte, S.A. de C.V. are a party to, or otherwise bound by or have any obligation under, any tax sharing agreement or similar Contract.

(f) Neither the Company nor Tecnologías de Control del Norte, S.A. de C.V. has been a member of an affiliated group filing a consolidated federal income Tax Return.

(g) Neither the Company nor Tecnologías de Control del Norte, S.A. de C.V. has ever been subject to tax as a corporation for U.S. federal income tax purposes.

(h) No jurisdiction in which the Company or Tecnologías de Control del Norte, S.A. de C.V., until the date it was liquidated, file(d) Tax Returns have them that it is required to file Tax Returns or pay any Taxes.

(i) Neither the Company nor Tecnologías de Control del Norte, S.A. de C.V. until the date it was liquidated (1) has not entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company that have not expired or (2) is presently contesting any Tax liability before any Governmental Entity.

(j) All Taxes that the Company and Tecnologías de Control del Norte, S.A. de C.V., until the date it was liquidated, are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable, including any social security payments to the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the National Institute for Workers’ Housing (Instituto del Fondo Nacional de la Vivienda para los Trabajadores) or otherwise in connection with the Retirement Savings System (Sistema de Ahorro para el Retiro) and any other entity that may be applicable.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE JOINT

OBLIGOR

Subject to Section 12.03, each of the Sellers, severally and jointly and the Joint Obligor jointly, represents and warrants to the Buyers that:

Section 5.01 Corporate Existence and Power. Gentux is duly organized, validly existing and in good standing under the laws of Mexico and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, the management of Gentux shall deliver, at Closing, a good standing certificate for Gentux substantially in the form of EXHIBIT 24 – FORM OF GOOD STANDING CERTIFICATE.

Section 5.02 Capacity. (a) Mr. Delgado is a Mexican individual of legal age, married under marital partnership regime, with sufficient legal capacity to enter into this Agreement and perform the Transactions, is the rightful and sole owner of and has full powers and authorities to use, operate and dispose of its properties. Mr. Delgado is registered in the Federal Taxpayers Registry (Registro Federal del Contribuyente) under the number DEMN720109DN8, and it is and has been in compliance with each and every one of its tax obligations.

(b) The Joint Obligor is a Mexican individual of legal age with sufficient legal capacity to enter into this Agreement and perform the Transactions, is the rightful and sole owner of and has full powers and authorities to use, operate and dispose of its properties. The Joint Obligor is registered in the Federal Taxpayers Registry (Registro Federal del Contribuyente) under the number ZUVS720818CG2, and it is and has been in compliance with each and every one of its tax obligations.

Section 5.03 Authorization. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Sellers are parties and the consummation of the Transactions are within such Sellers’ powers and have been duly authorized by all necessary action on the part of such Sellers, as certified by the certificate of incumbency substantially in the form of EXHIBIT 25 – INCUMBENCY CERTIFICATE issued by Gentux Management and delivered to Buyers on this date. This Agreement constitutes, and upon their execution each of the other Transaction Documents to which such Sellers are parties will constitute, a legal, valid and binding agreement of each Seller enforceable against such Sellers in accordance with its terms (subject to the Bankruptcy Exception).

Section 5.04 Governmental Authorization. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Sellers are parties and the consummation of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, besides approval by the Federal Telecommunications Institute and/or the Ministry of Communications and Transportation.

Section 5.05 Non-contravention. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Sellers and/or the

Joint Obligor are a party and the consummation of Transaction hereby do not and will not: (a) conflict with or violate the Organizational Documents of such Sellers; (b) conflict with or violate any Applicable Law; or (c) except for the Third Party Consents, require any Consent of or notice to or other action by any Person under, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Sellers under, or result in the creation of any Lien on any property, asset or right of the Sellers pursuant to, any Contract, note, bond, mortgage, indenture, lease, license, permit, franchise, instrument, obligation or other Contract to which any of the Sellers is a party or by which any of the Sellers or any of their respective properties, assets or rights are bound or affected.

Section 5.06 Ownership of Shares. (a) Each Seller is the record and beneficial owner of the Shares set out opposite such Sellers’s name in the EXHIBIT 2 – OWNERSHIP OF SHARES, free and clear of any Lien, and will transfer and deliver to the Buyers at the Closing valid title to such Shares free and clear of any Lien.

(b) The Joint Obligor is the record and beneficial owner of the shares representing 80% (eighty per cent) of Gentux capital stock, which are clear of any Lien, encumbrances and/or restriction for its use, possession or ownership.

Section 5.07 Litigation. There is no Action pending or, to the Knowledge of any of the Sellers, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. There is no outstanding Order of, or pending or, to the Knowledge of any of the Sellers, threatened investigation by, any Governmental Authority relating to the Sellers, any of their respective properties or assets, any of their respective officers or directors, or the Transactions.

Section 5.08 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Sellers that might be entitled to any fee or commission in connection with the Transactions, with the sole exception of Zimma Corporate Finance.

Section 5.09 Tax. Except as set forth in Section 5.09 of the EXHIBIT 21 - DISCLOSURE SCHEDULES, each Seller, jointly and severally and the Joint Obligor jointly, represents and warrants to the Buyers that:

(a) They (i) have paid (or has had paid on its behalf) or has withheld and remitted (or has had withheld and remitted on its behalf) to the appropriate Taxing Authority all material Taxes due and payable or (ii) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) an adequate accrual, for all material Taxes through the end of the last period for which they ordinarily record items on their respective books.

(b) No Taxing Authority has proposed, or, to the knowledge of any Sellers, is threatening to propose any material adjustment to any Tax Return of Company.

(c) (i) There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to the knowledge of any of the Sellers, threatened against or with respect to Company in respect of any material Tax; and (ii) there are no settlements of any prior examinations that could reasonably be expected to adversely affect in any material respect any Taxable period of Company for which the statute of limitations has not run or that have not been paid in full.

(d) Neither Sellers nor any of their respective Affiliates has made requests for rulings or determinations with respect to any material Tax of Company.

(e) Neither Sellers nor any of their respective Affiliates has entered into a Contract with any Taxing Authority with regard to material Tax Liabilities of Company for which any Liability remains unpaid.

(f) Sellers have never been subject to tax as a corporation for U.S. federal income tax purposes.

(g) No jurisdiction in which Sellers do not file Tax Returns has notified them that they are required to file Tax Returns or pay Taxes.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF BUYERS

Subject to Section 12.03, the Buyers represent and warrants to the Sellers that:

Section 6.01 Corporate Existence and Power. Each of the Buyers is a corporation duly incorporated, validly existing and in good standing under the laws of Mexico and has all corporate powers and all material Permits required to carry on its business as now conducted. Parent Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its place of incorporation and has all corporate powers and all material Permits required to carry on its business as now conducted.

Section 6.02 Corporate Authorization. The execution, delivery and performance by the Buyers and Parent Guarantor of this Agreement and the other Transaction Documents to which the Buyers and Parent Guarantor are a party and the consummation of the Transactions are within the corporate powers of the Buyers and Parent Guarantor and have been duly authorized by all necessary corporate action on the part of the Buyers and Parent Guarantor. This Agreement constitutes, and upon their execution each of the other Transaction Documents to which each of the Buyers and Parent Guarantor is a party will constitute, a legal, valid and binding agreement of the Buyers and Parent Guarantor (subject to the Bankruptcy Exception).

Section 6.03 Governmental Authorization. The execution, delivery and performance by the Buyers and Parent Guarantor of this Agreement and the other Transaction Documents to which each of the Buyers and Parent Guarantor is a party and the consummation of the Transactions require no material action by or in respect of, or material filing with, any Governmental Authority.

Section 6.04 Non-contravention. The execution, delivery and performance by the Buyers and Parent Guarantor of this Agreement and the other Transaction Documents to which each of the Buyers and Parent Guarantor is a party and the consummation of the Transactions do not and will not (a) conflict with or violate the Organizational Documents of each of the Buyers and/or Parent Guarantor or (b) assuming compliance with the matters referred to in Section 5.03, violate any material Applicable Law.

Section 6.05 Financing. The Buyers and Parent Guarantor have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

Section 6.06 Litigation. There is no Action pending against, or to the Knowledge of the Buyers and/or Parent Guarantor threatened against or affecting, the Buyers or Parent Guarantor before any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

Section 6.07 Purchase for Investment. The Shares purchased by Buyers pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. Buyers shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933.

Section 6.08 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Buyers that might be entitled to any fee or commission in connection with the Transactions, with the sole exception of the GulfStar Group.

ARTICLE 7.

COVENANTS OF THE SELLERS AND THE COMPANY

Each of the Sellers, the Joint Obligor and the Company agree that:

Section 7.01 Access to Information; Confidentiality.

(a) After the Closing, each Seller shall not, and it shall cause its Representatives not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information concerning Buyers and their Affiliates (including the Company) and the Transactions, and shall use the same standard of care (which shall be at least a reasonable standard of care) that the Sellers use in the protection of their own confidential or proprietary information to prevent the unauthorized use, dissemination or disclosure of such Confidential Information. For the purpose of this Agreement, “Confidential Information” means information furnished or made available to the Sellers, any Sellers or any of their respective Affiliates or Representatives by or on behalf of Buyers, Company, whether prior to, on or after the Closing Date, regardless of the form in which such information is communicated or maintained, and all notes, reports, analyses, compilations, studies, files or other documents or material, whether prepared by the Company or other Persons, which are based on, contain or otherwise reflect such Confidential Information; provided, that “Confidential Information” shall not include information that: (i) is or becomes generally available to the public other than as a result of disclosure by the recipient party or its respective Affiliates or Representatives; or (ii) is or becomes available to the recipient party from a third party on a non-confidential basis, provided, that the source of such information was not known by the recipient party to be bound by a confidentiality obligation to the disclosing party or its Affiliates or Representatives. Notwithstanding anything to the contrary in this Section 7.01, Sellers or their Affiliates may furnish such portion (and only such portion) of the Confidential Information (A) as any Sellers or such Affiliate reasonably determines, upon advice from counsel, that it is legally obligated to disclose if: (1) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or Order issued by a Governmental Authority; (2) to the extent not inconsistent with such request, it notifies the Buyers of the existence, terms and circumstances surrounding such request and consults with the Buyers on the advisability of taking steps available under Applicable Law to resist or narrow such request; and (3) it exercises its commercially reasonable efforts to obtain an Order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; (B) as may be required by any Governmental Authority, the rules of any applicable stock exchange or regulatory or self-regulatory organization; or (C) to its accountants, attorneys, advisors and other professional consultants, provided, that such disclosure is solely to assist the purpose for which the aforesaid were so engaged and such parties agree to hold such information under terms of confidentiality substantially equivalent to this Section 7.01 or are otherwise bound by a professional obligation of confidentiality.

(b) In order to facilitate the resolution of any claims made by or against or incurred by the Buyers or the Company after the Closing or for any other reasonable purpose, for a period of 10 (ten) years following the Closing, the Sellers shall: (i) retain all books, documents, information, data, files and other records of the Sellers that relate to the Company and their business and operations for periods prior to the Closing and which shall not otherwise have been delivered to the Buyers or Company; (ii) upon reasonable notice, afford the Buyers and the Company and their respective Representatives reasonable access (including for inspection and copying, at the Buyers’ expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to Company; and (iii) furnish to the Buyers and the Company and their respective Representatives reasonable assistance (at the Buyers’ expense), including access to personnel, in connection with any such claims and other proceedings; provided, that such access shall be granted until the later of 10 (ten) years following the Closing and the expiration date of the applicable statute of limitations with respect to tax matters. The Sellers shall permit, promptly upon reasonable request, the Buyers and the Company and their respective Representatives to use original copies of any such records for purposes of litigation; provided, that such records shall promptly be returned to the Sellers following such use. Except as provided by this Section 7.01(b), the Sellers shall not destroy any such books and records without providing the Buyers with written notice detailing the contents of such books and records, and providing the Buyers with the opportunity to obtain such books and records, at least 90 (ninety) days prior to the destruction thereof.

Section 7.02 Non-competition; Non-Solicitation.

(a) As a material inducement to the Buyers’ consummation of the Transactions, including the Buyers’ acquisition of goodwill at the Company each of the Sellers agrees that for the period beginning on the Closing Date and ending on the third anniversary following the date on which the employment relationship of Mr. Santiago Zubiría Vázquez Sentiés with the Company is terminated, each of the Sellers shall not, and it shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i) engage in any business anywhere in the Territory that is related to the installation, creation, operation and/or exploitation of a private or public telecommunications network or value added service, whether or not provided under a concession granted by the Mexican Government through the Ministry of Communications and Transportations and/or the exploitation of rights related to the emission and reception of broad band frequency signals, as well as any other business in which the Company has participated in any manner whatsoever in the past 5 (five) years as of the date of this Agreement (the “Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any business or Person that engages in any line of business that comprises the Business; provided, however, that for purposes of this Section, ownership of securities, as a passive investor, having no more than one percent of the outstanding voting power of any Competitor which are listed on any national securities exchange shall not be deemed to be a violation of this Section as long as the person owning such securities has no other connection or relationship with such Competitor.

(ii) solicit, recruit, hire, induce or accept the performance of services by any person who at any time on or after the date of this Agreement is or within 5 (five) years prior to the Closing Date has been a Company Group Person (as hereinafter defined). For purposes of this Section, “Company Group Persons” means, collectively, officers, directors and employees of the Company, the Buyers and their respective Affiliates and persons acting under any management, service, consulting, distribution, dealer or similar contract with respect to the Company, the Buyers or their respective Affiliates;

(iii) approach, seek, place, accept or divert Business from any Company Customer (as hereinafter defined), refer Business from any Company Customer to any Person, otherwise induce any Company Customer to terminate, cancel, discontinue or reduce business with Company or be paid commissions based on Business sales received from any Company Customer by any Person. For purposes of this Section, the term “Company Customer” means any Person to which the Sellers, Company, the Buyers or any of their respective Affiliates provided products or services or proposed to provide products or services in performance of the Business during the 36 (thirty-six)-month prior period;

(iv) disparage the Buyers, Company or any of their respective Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Buyers or any of their Affiliates with the public generally, or with any of their customers, suppliers or employees; or

(v) attempt to do any of the foregoing.

(b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be legal, valid and enforceable under such Applicable Law. Each Seller acknowledges that the Buyers would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Buyers for any such breach. Each of the Sellers agrees that the Buyers shall be entitled to injunctive relief requiring specific performance by the Sellers of this Section, and each of the Sellers consent to the entry thereof.

Section 7.03 Sellers’ Release.

(a) Each Seller hereby acknowledges that it: (i) has carefully read and considered the provisions of this Agreement; and (ii) has been afforded the opportunity to request and to review, and has received and reviewed, all additional information considered by it to be necessary to understand the content of this Agreement and the other Transaction Documents and the Transactions (the “Additional Disclosures”). Each Seller hereby consents to the Transactions and irrevocably waives any consent, notice or other disclosure requirements, and any preemptive rights, rights of first refusal or rights of first offer, tag-along rights or other similar rights (x) contained in the Organizational Documents of Company or (y) required by Applicable Law.

(b) Each Seller and the Joint Obligor, for itself and its Affiliates, hereby fully and irrevocably waives, releases and discharges the Buyers, the Company and their respective Affiliates and Representatives from any and all Liabilities to such Sellers and Joint Obligor, whether in its capacity as a director, officer, manager, equity holder, employee or agent of Company, whether arising under this Agreement, the Additional Disclosures or any other agreement or understanding, at law or in equity, and such Sellers shall not seek to recover any amounts in connection therewith or thereunder from the Buyers, the Company or any of their respective Affiliates or Representatives; provided, that the foregoing release shall not apply to such Sellers’s (and its Affiliate’s) rights (i) under this Agreement or any other Transaction Document, including without limitation the Deferred Consideration payment, to the extent there is such payment; provided that; all requirements for the payment of such Deferred Consideration have been met; (ii) to indemnification as a manager or officer under (A) the Organizational Documents of Company or (B) any statute, or (iii) arising prior to the

Closing for accrued salary and other compensation to the extent reflected on the Closing Balance Sheet. Each Seller fully and irrevocably waives, and acknowledges and agrees that such Sellers shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Buyers, the Company or any of their respective Affiliates or Representatives in connection with any actual or alleged breach of any representation, warranty or obligation of any Sellers set forth in this Agreement.

Section 7.04 Tax.

(a) Without the prior written consent of the Buyers, none of the Sellers, Company or any Affiliate of any Sellers shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, take or omit to take any other action with respect to Taxes outside of the ordinary course of business.

(b) The Sellers shall prepare or cause to be prepared, on a basis consistent with past practice, and file or cause to be filed (i) all Tax Returns for Company that do not include any Post-Closing Tax Period and (ii) all Tax Returns that Company file jointly with the Sellers or any of their Affiliates (other than Company). The Sellers shall permit the Buyers to review and comment on each such Tax Return prior to filing it and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by the Buyers. To the extent that any Taxes shown as due and payable on any such Tax Return were included in determining the Closing Net Working Capital, such Taxes shall be paid by the Buyers. To the extent that any Taxes shown as due and payable on any such Tax Return were not specifically included in determining the Closing Net Working Capital, such Taxes shall be paid jointly and severally by the Sellers. Except as set expressly elsewhere in this Section, the Buyers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company. The Buyers shall permit the Sellers to review and comment on each such Tax Return that relates to a Pre-Closing Tax Period prior to filing it, to the extent that such Tax Return could result in a Tax Liability for which the Sellers would be responsible, and the Buyers shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by the Sellers. Any Taxes that are (A) Tax of Company described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period, (B) Tax described in clause (ii) or (iii) of the definition of Tax, and (C) Liabilities of Company resulting from a breach by any Sellers of any representation, covenant or agreement contained herein, for any Tax Period with respect to which such Tax Returns were filed shall be paid by the Sellers on behalf of the Sellers to the Buyers no later than 3 (three) Business Days before the due date for payment to the applicable Taxing Authority or, at the Buyers’ request, to the applicable Taxing Authority, to the extent not specifically included in determination of the Closing Net Working Capital.

(c) All Transfer Taxes incurred in connection with the Transactions shall be paid by the Sellers on behalf of the Sellers when due, and the Sellers will, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable law, the Buyers will, and will cause its Affiliates to, join in the execution of any such Tax Returns.

(d) Pursuant to Mexican Income Tax Law (Ley del Impuesto sobre la Renta), Gentux shall pay the Income Tax arising from the sale of the Shares on the net gain in accordance with the provisions of Articles 126 of the Mexican Income Tax Law and 204 of its Regulations. Within 20 Business Days following the Closing Date, Gentux shall provide the Buyers a copy of the notice filed before the correspondent Tax authorities, stating their election to pay Taxes pursuant to a tax opinion (Dictámen Fiscal; “Tax Report”) relating to the sale of the Shares (Aviso de Dictámen en Venta de Acciones), if such option was chosen. Within the 20 Business Days following the Closing Date, Gentux shall deliver to the Buyers a copy of the duly filed return and evidence of payment of the tax arising from the sale of the Shares. Within the thirty calendar days following the filing of the abovementioned return, Gentux shall deliver to the Buyers a copy of the Tax Report filed before the corresponding Tax authorities, prepared by an authorized accountant in which the gain or loss is determined.

(e) The corresponding amount in accordance with the applicable tax laws will be withheld from the total of the percentage of the Initial Purchase Price required to be paid to Mr. Noel Abel Delgado Montañez and paid before the corresponding tax authorities by Buyer.

(f) The covenants and agreements of the Sellers and the Joint Obligor hereto contained in this Section 7.04 or in any certificate or other writing delivered pursuant hereto or in connection with this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Applicable Law.

(g) With respect to the Straddle Tax Period for the Company: (i) Sellers shall pay to Buyers, in cash, an amount equal to the difference (to the extent it is a positive number) between: (y) the amounts payable as a result of the year-end calculation of all Taxes due for the year 2015 that would correspond to the period starting on January 1, 2015 to and including the Closing Date, and (z) the provisional payments –to the extent applicable- of all Taxes due by the Company made up to and including the Closing Date; and (ii) Buyers shall pay to Sellers, in cash an amount equal to the difference (to the extent it is a positive number) between: (y) the provisional payments –to the extent applicable- of all Taxes due by the Company made up to and including the Closing Date, (z) the amounts payable as a result of the year-end calculation of all Taxes due for the year 2015 that would correspond to the period starting on January 1, 2015 to and including the Closing Date. The payments set forth in this paragraph shall be made within 45 business days following the filing of the 2015 annual tax return.

(h) Mr. Delgado and the Joint Obligor shall, before Closing, deliver to Buyers evidenced of their compliance with each and every one of their tax obligations by means of tax compliance certificates issued by the Tax Administration Service (Servicio de Administración Tributaria).

Section 7.05 Cooperation.

(a) The Parties shall, at any time and from time to time, whether before, at, or after the Closing Date, execute and deliver any further instruments or documents and, at its own cost, take all such further action as Buyers may reasonably request in order to consummate effectively the Transactions contemplated by this Agreement and to deliver to Buyers legal title to the Shares.

(b) The Sellers shall take, or cause to be taken, and shall cause the Company to take all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as possible the Transactions contemplated by this Agreement.

(c) Sellers shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all filings with, and notices to the Ministry of Communications and Transportation (Secretaría de Comunicaciones y Transportes) (“SCT”) and/or the Federal Telecommunications Institute (Instituto Federal de Telecomunicaciones), as applicable, to approve the consummation of the Transactions. Sellers and the Company will take the lead on the process of obtaining the regulatory approval, however each Party shall cooperate with and promptly furnish information to the other Party necessary in connection with any requirements imposed upon such procedure. Without limiting the generality of the foregoing, Seller shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than 15 (fifteen) Business Days following the execution and delivery of this Agreement, file with the SCT and/or the Federal Telecommunications Institute (Instituto Federal de Telecomunicaciones), as applicable, the notification required for the consummation of the Transactions and any supplemental information requested in connection therewith. Each of Sellers and Buyers shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary in connection with such filing. Buyers and Sellers shall be equally responsible for all filing and other similar fees payable in connection with such filings.

ARTICLE 8.

COVENANTS OF BUYERS

The Buyers agree that:

Section 8.01 Access. On and after the Closing Date, the Buyers will cause Company to afford to the Sellers and their respective Representatives, promptly upon the reasonable request of any Sellers, reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit the Sellers to determine any matter relating to its rights and obligations in respect of Tax as in respect of any period ending on or before the Closing Date; provided, that any such access by the Sellers shall not unreasonably interfere with the conduct of the business of the Buyers and its Affiliates. All information and documents disclosed or made available to any Sellers and its Representatives pursuant to this Section 8.01 shall constitute “Confidential Information” for purposes of Section 6.01.

Section 8.02 Financing Efforts. Buyers shall negotiate the terms of its acquisition financing with their lenders in good faith and use commercially reasonable efforts to secure such financing promptly after the execution of this Agreement. Buyers shall not, directly or indirectly, intentionally take any actions that would have the purpose of avoiding or reducing their ability to secure such financing.

Section 8.03 Deferred Consideration. Subsequent to the Closing, Buyers shall have sole discretion with regard to all matters relating to the operation of the Company; provided, however, that Buyers shall operate the Company’s business in good faith in accordance with its normal businesses practices.

ARTICLE 9.

COVENANTS OF BUYERS AND SELLERS

The Buyers and the Sellers agree that:

Section 9.01 Public Announcements. No Party shall issue any public report, statement or press release or similar item or make any other public disclosure with respect to the substance of this Agreement prior to the consultation with and approval of, in the case of such disclosure by the Buyers, the approval of the Sellers, and in the case of such disclosure by any Sellers or the Sellers, the approval of the Buyers, except as may be required by Applicable Law or the rules of any applicable stock exchange or self-regulatory organization, in which case the Parties shall reasonably cooperate as to the timing and contents of such report, statement or press release.

Section 9.02 Employee benefits for Mr. Santiago Zubiría. Buyers recognize and acknowledge that Mr. Santiago Zubiría Vázquez Sentiés would be employed by the Company as of the Closing Date in the terms established in the form of employment agreement attached hereto as EXHIBIT 18 – FORM OF EMPLOYMENT AGREEMENT, however Buyers agree to negotiate in a mutual good-faith basis with Mr. Santiago Zubiría Vázquez Sentiés and under market conditions, an increase in his salary, benefits and economic package that would be applicable starting on the first day of January, 2018.

ARTICLE 10.

TAX MATTERS

Section 10.01 Cooperation on Tax Matters.

(a) The Buyers and each Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyers and each Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority, and (ii) to use commercially reasonable efforts to provide the other Party with at least 30(thirty) days’ prior written notice before destroying any such books and records, during which period the Party receiving the notice can elect to take possession, at its own expense, of such books and records. The Buyers and each Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the Transactions).

ARTICLE 11.

TERMINATION

Section 11.01 Termination.

(a) This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyers and Sellers;

(ii) by Buyer or Seller if:

(A) the Closing does not occur on or before April 30th, 2016; provided that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which Order or other action is final and non-appealable;

(iii) by Buyers if:

(A) there has been a breach by Sellers or Joint Obligor of any of their representations, warranties, covenants or agreements contained in this Agreement or the Disclosure Schedule, or if any representation or warranty of Sellers or Joint Obligor shall have become false, in either case such that the conditions set forth in Section 3.02(a)(ix) or Section 3.02(a)(x) would not be satisfied; or

(iv) by Seller if:

(A) there has been a breach by Buyers or Parent Guarantor of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Buyers or Parent Guarantor shall have become untrue, in either case such that the conditions set forth in Section 3.02(b)(iii) or Section 3.02(b)(iv) would not be satisfied.

(b) The party desiring to terminate this Agreement pursuant to Section 11.01(a) (ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto.

Section 11.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of Buyers, Parent Guarantor or Sellers, the Company and Joint Obligor, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 11.03; provided that the provisions of Section 11.01 and Section 11.03 and Article 12 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 11.03 Remedies. Any party terminating this Agreement pursuant to Section 11.01 shall have the right to recover Damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 11.01.

ARTICLE 12.

SURVIVAL; INDEMNIFICATION

Section 12.01 Survival.

(a) The representations and warranties of the Parties contained in this Agreement and the other Transaction Documents or in any certificate or other writing, shall survive the Closing as follows:

(i) (A) the Fundamental Representations and (B) any representations and warranties made by any Party which were both (1) not true when made and (2) made by such Party with intent to defraud, in each case shall survive the Closing and continue in full force and effect indefinitely or until the latest date permitted by Applicable Law;

(ii) all other representations and warranties of the Parties hereto contained in this Agreement, the other Transaction Documents or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and continue in full force and effect until the fifth year anniversary of the Closing.

(b) All covenants and agreements of the Parties hereto contained in this Agreement, the other Transaction Documents or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and continue in full force and effect indefinitely, except that for such covenants and agreements that expressly survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Applicable Law.

(c) Notwithstanding anything to the contrary in this Agreement, any breach of any representation, warranty, covenant or agreement in respect of which indemnity is sought under this Agreement shall survive the applicable survival date with respect to the specific indemnification claim until such time as such claim is resolved if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to the expiration of the applicable survival date.

Section 12.02 Indemnification.

(a) The Sellers jointly and severally, and the Joint Obligor, jointly with the Sellers’ hereby agree to indemnify, subject to Section 12.03 herein, the Buyers, its Affiliates and their respective Representatives, heirs successors and assign, each in their capacity as such (the “Buyers Indemnified Parties”), and agree to hold each of them harmless from any and all Damages asserted against, incurred, sustained or suffered by the Buyers Indemnified Parties, directly or indirectly arising out of, relating to or in connection with, any of the following, including any of the foregoing arising out of events, facts or circumstances that have occurred on or prior to the Closing Date, regardless of any investigation or due diligence undertaken or made or receipt of information by Buyers, its Affiliates or any of its or their respective directors, managers, officers, employees, agents, consultants, stockholders, members and representatives prior to the Closing Date, even though the claim for indemnification in connection with such events, facts or circumstances may not be filed or come to light until after the Closing Date:

(i) any misrepresentation or breach of representation or warranty made by the Sellers’ and the Joint Obligor contained in this Agreement, the other Transaction Documents or any schedule, certificate or other document delivered by or on behalf of the Company or Sellers on or prior to the Closing Date pursuant hereto or in connection with the Transactions (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) (each, a “Warranty Breach”);

(ii) any breach of covenant or agreement made or to be performed by the Sellers and/or the Joint Obligor pursuant to this Agreement or the other Transaction Documents;

(iii) any breach by any officer, manager or director of any of the Company of any fiduciary duty owed by such officer, manager or director to the Company, any of their respective shareholders or any Seller or the Joint Obligor, which breach occurred prior to, in connection with or as a result of the Closing and Transactions contemplated under this Agreement;

(iv) any liability or claim imposed on or relating to any restructuring of the Business, the Sellers, Joint Obligor or the Company, including without limitation the payment of any taxes in connection with any transaction or restructure involving the shares of the Company prior to the Closing;

(v) any and all transferee or successor liability of any kind and nature, including but not limited to those arising from the purchase of the assets and liabilities acquired from Tecnologías de Control del Norte, S.A. de C.V., all of which such Liabilities shall be the sole responsibility of the Sellers and the Joint Obligor as applicable. The Sellers and the Joint Obligor as applicable shall pay, perform or otherwise discharge as the same shall become due and payable in accordance with their respective terms, all transferee or successor liabilities.

(vi) any claim by a Seller or the Joint Obligor or an Affiliate of them or former holder of the equity securities of Company or any other Person seeking to assert, or base a claim upon: (A) ownership or rights of ownership to any equity securities of Company; (B) any rights of a holder of equity securities of Company; (C) any rights under the Organizational Documents of Company; or (D) any claim that his, her or its equity securities were wrongfully converted, repurchased, canceled, terminated or otherwise limited by Company or that such Person did not receive an appropriate portion of the Purchase Price;

(vii) all Indebtedness of the Company that shall not have been reflected in the Closing Balance Sheet; and,

(viii) any and all tax, financial and/or criminal liabilities, including without limitation those that could arise from or in connection with the transactions carried out by the Company and/or Gentux and/or Tecnologías de Control del Norte, S.A. de C.V.and (i) Maquinaria Pesada y Alta Tecnología MAPAT, S.A. de C.V.; (ii) Outsourcing Interacciones Empresariales, S.A. de C.V.; (iii) Orest Servicios Administrativos y de Negocios, S.A. de C.V.; (iv) Mega Servicios RH, S.A. de C.V.; (v) Global Works S.A. de C.V., (vi) Grupo RV S.A. de C.V.; (vii) Arturo Madrigal Segura; (viii) Arturo González López, (ix) Victor Beltral, (x) Maxitel, (xi) Consorcio ML S.A. de C.V.; (xii) Via Multiple Servicios S.A. de C.V.; (xiii) Gestion VyR S.C.; (iv) Globalca, S.A. de C.V.; (xv) Red de Soluciones BSD S.C.; (xvi) Lanmor Tax Services S.C. and/or (xvii) Tecnologías de Control del Norte, S.A. de C.V. including but not limited to any services agreements, debt acknowledgment agreements, debt assignment agreements, any stock purchase agreements and/or the participation of the aforementioned entities in the Company’s capital stock.

(b) Notwithstanding anything to the contrary herein, the Sellers’ and Joint Obligor’s obligations under this Article (other than in respect to the Fundamental Representations, sub-section (a), number (v) of this Section 12.02, fraud and willful misrepresentation, the Damages of which shall not be subject to the Cap) shall in no event exceed the equivalent of MXN $115,215,799.92 (one hundred fifteen million two hundred fifteen thousand seven hundred ninety nine pesos 92/100 Mx. Cy.) or its equivalent in dollars of the United States of America at an exchange rate of MXN $15.7329 (fifteen pesos 7329/1000 Mx. Cy.) per dollar of the Deferred Consideration (the “Cap”). Further, the Buyers Indemnified Parties shall not be entitled to recover Damages pursuant to this Article (other than in respect of breaches of Fundamental Representations, fraud and willful misrepresentation, the Damages of which shall not be subject to the Basket) unless and until the aggregate amount that the Buyers Indemnified Parties would be entitled to recover pursuant to this Article exceeds the equivalent of MXN $755,374.51 (seven hundred fifty five thousand three hundred seventy four pesos 51/100 Mx. Cy.) or its equivalent in dollars of the United States of America at an exchange rate of MXN $15.7329 (fifteen pesos 7329/1000 Mx. Cy.) per dollar of the Closing Payment (the “Basket”), in which case the Buyers Indemnified Parties shall be entitled to recover all such Damages.

Section 12.03 Procedures. Payment of amounts due under this Article 12 shall be made promptly upon demand by the indemnified party as and when incurred by wire transfer of immediately available funds to an account designated in writing by the indemnified party to the indemnifying party in a period not to exceed 15 (fifteen) business days, in the contrary all unpaid amount will generate interests a rate equivalent to 10% (ten percent) per annum from the date when such payment is due until the date of actual payment (as well after as before judgment). Such interest shall accrue from day to day.

The above in the understanding that any payment made to Buyers pursuant to this Article 12 shall follow the following order: (i) if there are any amounts under the Escrow Account, the Escrow Agent shall proceed immediately to release the applicable amounts in favor of Buyers Indemnified Parties; (ii) in the event the Escrow Account holds no sufficient funds to cover the payments to be made by Sellers to Buyers Indemnified Parties, Buyers should have at all times the right to compensate any amount owed to the Buyers Indemnified Parties towards any amount owed by Buyers under the Deferred Consideration ; (iii) in the event the Deferred Consideration amount is not sufficient to cover the payments to be made by Sellers to Buyers Indemnified Parties, or in the event there is no payment of Deferred Consideration, Sellers shall pay the applicable amounts in a period not to exceed 15 (fifteen) business days as provided above; and (iv) only in the event that the Sellers’ are unable to meet their obligations under paragraph (iii) and if such is the case that the Escrow Amount and the Deferred Consideration is not sufficient to cover the payments due, the Joint Obligor shall be severally liable thereto.

Section 12.04 Remedies Not Affected by Knowledge. If the Transactions are consummated, the Buyers expressly reserve the right to seek indemnity or other remedy for any Damages arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to or Knowledge of the Buyers in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

Section 12.05 Escrow.

(a) On Closing, the Parties will execute the Escrow Agreement in which Buyers will deposit into an interest-bearing custody account, the amount of USD $240,062.09 (two hundred thousand and sixty-two dollars 09/100) with an escrow agent (the “Escrow Agent”).

(b) The right to instruct the Escrow Agent with respect to the custody or the account or to undertake any transactions, relating to the custody or the account shall be executed by Buyers or as otherwise provided for in the Escrow Agreement; information of purely informative character (such as change of addresses, etc.) shall be given individually by the party concerned.

(c) The Escrow Agent will under no circumstances be obliged to pay out according to this Agreement or the Escrow Agreement any amount exceeding the Escrow Amount remaining at the moment of such payment in the account.

(d) The Escrow Agent shall pay out the Escrow Amount at any time in accordance to Sections 2.03(a), 2.05(b), 2.05(c), 12.03 and this Section 12.05.

(e) After the first anniversary of the Closing Date, and provided no claims being filed by Buyer to be deducted from the Escrow Amount, the Sellers shall be entitled to instruct the Escrow Agent to release any outstanding Escrow Amount by means of an instruction letter to the Escrow Agent with a copy to be delivered to Buyers.

(f) If the Escrow Agent receives a notice from the Parties that they have elected to terminate the Escrow Agreement, partially or in full, the Escrow Agent shall follow the instructions provided by the Parties.

(g) Buyers will be responsible for all cost and expenses incurred with respect to the Escrow Agreement, including without limitation, the Escrow Agent fees.

ARTICLE 13.

MISCELLANEOUS

Section 13.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Buyers, to:

RigNet, Inc.

1880 S. Dairy Ashford

Suite 300

Houston, Texas 77077-4760

Tel: + 1 281-674-0685

Attention: Brad Alexander

E-mail: Brad.Alexander@Rig.Net

with a copy to:

William D. Sutton

Senior Vice President & General Counsel

RigNet, Inc.

1880 S. Dairy Ashford

Suite 300

Houston, Texas 77077-4760

Tel: +1-281-674-0713

E-mail: Bill.Sutton@rig.net

and a copy to:

Hogan Lovells BSTL, S.C.

Paseo de los Tamarindos No. 150 – PB

Bosques de las Lomas

México, D.F.

Attention: Santiago Ferrer P. and Federico Hernández A.

E-mail: santiago.ferrer@hoganlovells.com and

federico.hernandez@hoganlovells.com

if to the Sellers, to:

Blvd. Manuel Avila Camacho # 126 Piso 1.

Col. Lomas de Chapultepec

Delegacion Miguel Hidalgo.

CP 11000

Attention: Santiago Zubiría Vázquez Sentiés

E-mail: szv@tec-nor.com

with a copy to:

Mijares Angoitia Cortes y Fuentes, S.C.

Javier Barros Sierra No. 540, 4th Floor

Colonia Santa Fe 01210 México, D.F.

Attention: Eugenio Macouzet de León

E-mail: emacouzet@macf.com.mx

if to the Company, to:

Orgtec, S.A.P.I. de C.V.

Hilario Martínez No. 805

Colonia Nuevo Repueblo

C.P. 64700, Monterrey,

Nuevo León, México

Attention: Miguel Palet Beauroyre

E-mail: mpb@tec-nor.com

or such other address or facsimile number or email address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Section 13.02 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against which the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.03 Disclosure Schedules References. The Parties hereto agree that any reference in a particular Section of the Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement.

Section 13.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such cost or expense, whether or not the Closing shall have occurred. Notwithstanding the above and as an incentive for Sellers to enter into this Agreement and comply with their obligations herein, Buyers agree to pay, on the date hereof and to the bank account set forth in the Funds Flow Memorandum, a unique and extraordinary amount to Sellers in order to cover for the fees of Sellers’ counsel located in the State of Texas, up to the maximum amount of USD $10,000.00 (ten thousand dollars 00/100).

Section 13.05 Representatives. Except as indicated in Section 13.04, both Parties agree that each one will be responsible for the fees, costs, commission and expenses incurred by the investment banker, broker, finder or other intermediary retained by each of them in connection with the Transactions.

Section 13.06 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Notwithstanding the foregoing, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Parties hereto except that the Buyers may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that no such transfer or assignment shall relieve the Buyers of its obligations hereunder or enlarge, alter or change any obligation of any other Parties hereto or due to the Buyers.

Section 13.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, United States of America, without regard to the conflicts of law rules of such state.

Section 13.08 Jurisdiction. Except as otherwise provided in this Agreement, the Parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in effect at the time the arbitration commences. The place of arbitration shall be the City of Houston, State of Texas. The language to be used in the arbitral proceeding shall be English. The arbitral tribunal shall be composed of 3 (three) arbitrators to be appointed in accordance with the said rules. The Parties shall be entitled to seek enforcement of the award with any court of competent jurisdiction. The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party, except to (i) the extent required by Applicable Law or (ii) a Party’s counsel or other external advisors in connection with any such proceedings, provided that the advisors are informed of the Party’s confidentiality obligations hereunder and are bound to comply with those obligations. Party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, or similar.

Section 13.09 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns, except as provided in Article 10.

Section 13.10 Entire Agreement. This Agreement and the other Transaction Documents constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 13.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order for the Transactions to be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYERS

RigNet de México, S. de R.L. de C.V.		RNSAT Servicios de México, S. de R.L. de C.V.

Name:		Name:
Title:		Title:

	PARENT GUARANTOR		JOINT OBLIGOR

	RigNet Inc.		Santiago Zubiría Vázquez Sentiés

Name:		Title:	By his own right
Title:

SELLERS

	Grupo Gentux, S.A.P.I. de C.V.		Mr. Noel Abel Delgado Montañez

Name:	Santiago Zubiría Vázquez Sentiés	Title:	By his own right
Title:	Legal Representative

With the appearance and consent of Mrs. Blanca Edith Parra Quiñones			THE COMPANY

Title: By his own right, as spouse of Mr. Delgado			Orgtec, S.A.P.I. de C.V.

		Name:	Santiago Zubiría Vázquez Sentiés
		Title:	Representative of Gentux, S.A.P.I. de C.V., President of the Board of Directors

EXHIBIT 1 - DEFINITIONS

“2014-2017 Revenue CAGR” means the calculation as the compound annual growth rate beginning with calendar year 2014 revenue and ending with calendar year 2017 revenue, consistently with the calculation attached to this Agreement.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Additional Disclosures” has the meaning given to it under Section 7.03(a).

“Agreement” means this Agreement, as defined in the preamble.

“Anti-Corruption Law” means: (i) the United States of America Foreign Corrupt Practices Act; (ii) the UK Bribery Act; (iii) the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (iv) the Federal Public Bidding Anticorruption Law (Ley Federal Anticorrupción en Contrataciones Públicas) of Mexico; (v) the Federal Anti-Money Laundering Law (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita) of México; and (vi) any other applicable law (including any (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person or is broadly equivalent to the laws referred to in sections (i)-(vi) above, or was intended to enact the provisions of any of such laws, or which has as its objective the prevention of corruption or money laundering activities.

“Affiliate” means, with respect to any natural Person, any spouse, former spouse, parent, child, sibling, or parent-, child- or sibling-in-law of such Person, and in respect of any other Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any national, transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or Order enacted, adopted, issued, promulgated, entered or applied by a Governmental Authority that is binding upon or applicable to such Person or its property and assets, as amended unless expressly specified otherwise.

“Basket” has the meaning given to it under Section 12.02(b).

“Bankruptcy Exception” has the meaning given to it under Section 4.02.

“Business” has the meaning given to it under Section 7.02(a)(i).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Mexico City, Mexico are authorized or required by Applicable Law to close.

“Buyers” has the meaning given to it under the Preamble.

“Buyers Indemnified Parties” has the meaning given to it under Section 12.02(a).

“Cap” has the meaning given to it under Section 12.02(b).

“Cash” means, with respect to any Person at any time, the aggregate amount of all cash and cash equivalents held by such Person at such time.

“Closing” has the meaning given to it under Section 3.01.

“Closing Adjustments” means each of closing net indebtedness and Closing Net Working Capital.

“Closing Balance Sheet” has the meaning given to it under Section 2.04(a).

“Closing Date” means the date on which the Closing actually occurs.

“Closing Net Working Capital” means the Net Working Capital of the Company on a consolidated basis as of the Closing Time.

“Closing Payment” has the meaning provided in Section 2.03.

“Closing Time” has the meaning given to it under Section 3.01.

“Company” has the meaning given to it under the Preamble.

“Company Employee” means any director, officer, employee or independent contractor of Company or any employee of a third party entity rendering outsourcing services to the Company.

“Company Customer” has the meaning given to it under Section 7.02(a)(iii).

“Company Group Persons” has the meaning given to it under Section 7.02(a)(ii).

“Confidential Information” has the meaning given to it under Section 7.02(a).

“Consent” means any consent, approval, authorization, waiver, grant, franchise, concession, certificate, exemption, Order, registration, declaration, filing, report, notice or exception with, to or from any Governmental Authority or other Person.

“Contracts” means all contracts, leases or subleases, indentures, licenses, agreements, arrangements, commitments and all other legally binding agreements, whether written or oral.

“Contributed Customers” means the set of customers and business that RigNet will contribute to the Company after Closing. The Parties will determine the Contributed Customers together with their EBITDA margin prior to Closing. For greater clarity, the financials associated with these customers will be accounted for separately from other financials in the Company.

“Contributed Customers Revenue” means the calculation as revenue generated from Contributed Customers. For greater clarity, the revenue from contributed customers will be accounted for separately from other revenue in the Company.

“Damages” means all damages, losses, Liabilities, deficiencies, claims, Actions, interest, awards, judgments, penalties, fines, settlements, Taxes, costs and expenses (including reasonable expenses of investigation and reasonable attorneys,’ experts’ and accountants’ fees and expenses in connection with any Action whether involving a claim or commencement of an Action by a third party or a claim solely between the Parties hereto) and any incidental, indirect or consequential damages, losses, Liabilities or expenses, and any lost profits or diminution in value); provided, however, that except in the case of any claim or commencement of an Action by a third party, Damages shall not include any amounts based on punitive or special damages.

“Deferred Consideration” has the meaning given to it under Section 2.05(a).

“Deferred Consideration Calculation” has the meaning given to it under Section 2.05(b).

“Deferred Consideration Disputed Items” has the meaning given to it under Section 2.05(c).

“Deferred Consideration Dispute Notice” has the meaning given to it under Section 2.05(c).

“Deferred Consideration Dispute Period” has the meaning given to it under Section 2.05(c).

“Disclosure Schedules” is the schedule attached as Exhibit 21 to this Agreement.

“Dispute Notice” has the meaning given to it under Section 2.04(b).

“Dispute Period” has the meaning given to it under Section 2.04(b).

“Disputed Items” has the meaning given to it under Section 2.04(b).

“Distribution Schedule” has the meaning given to it under Section 4.05(d).

“e-mail” has the meaning given to it under Section 13.01.

“EBITDA” means (a) net sales, less, without duplication, the sum of (i) cost of sales, (ii) selling and distribution expenses, (iii) operating expenses (opex), (iv) general administrative expenses directly attributable to the business and (v) payments made in connection with the Employment Agreements, plus (b) to the extent included in expenses in clause (a) of this definition, the sum of (i) interest expense, (ii) tax expense (including payments in respect of any tax sharing or other similar agreement) other than non-income tax such as concession tax, fees or expenses paid to government authorities and (iii) depreciation and amortization expense. Each amount in clause (a) and clause (b) of this definition shall be determined on a consolidated basis in accordance with US GAAP consistently applied from the Closing Date.

“Employee Plan” means any compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, Contract, program or policy or other plan, Contract, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (a) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Company Employee or (b) for which Company has any Liability. For the avoidance of doubt, a collective bargaining agreement shall constitute an Employee Plan.

“Environmental Law” means any Applicable Law or any Contract with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

“Escrow Agreement” has the meaning set for in Section 2.03.

“Escrow Agent” means Bank of America Merrill Lynch.

“Escrow Amount” has the meaning set forth in Section 2.03.

“FCPA” means the United States of America Foreign Corrupt Practices Act.

“Financial Statements” has the meaning given to it under Section 4.07(a).

“Fundamental Representations” means those representations and warranties contained in Section 4.01 to 4.05, 4.09, 4.12, 4.18, 4.20, 4.24, 5.01 to 5.03, 5.06(a), 6.01 and 6.02.

“Funds Flow Memorandum” has the meaning given to it under Section 2.03.

“Gentux” means Grupo Gentux, S.A.P.I. de C.V.

“Governmental Authority” means any transnational, domestic or foreign national, federal, state, multi-state or local governmental, regulatory or administrative authority, department, court, arbitral panel or arbitrator, agency or official, including any political subdivision thereof, and any self-regulatory authority.

“Illustrative Balance Sheet” or “Illustrative Closing Balance Sheet” means the form of Closing Balance Sheet, attached as EXHIBIT 14 – Illustrative Closing Balance Sheet hereto.

“Indebtedness” means, with respect to any Person at any time, without duplication and excluding any amount included in Net Working Capital: (a) the principal, interest and any other fees and expenses, including premiums, break fees, defeasance costs and similar amounts, and any other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the Transactions), if any, in respect of indebtedness of such Person (i) for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business or (ii) evidenced by bonds, notes, debentures, loan stock or other similar instruments; (b) all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers’ acceptances, receivables facilities or other similar facilities; (c) all capitalized lease obligations of such Person, the aforementioned in the understanding that in case any lease agreements be entered into by the Company, during the period starting on the date hereof and until the Closing Date, with respect to assets linked to an existing service agreement of the Company would not be considered Indebtedness for purposes of this Agreement; provided that, such agreements are delivered to Buyers for their review and written approval and; provided further that, in no event the total underlying amounts under such agreements may exceed in the aggregate, including principal, interests, fees penalties or any other concept whatsoever the amount of $10,000,000.00 pesos (Ten Million Pesos 00/100 Mexican Currency); (d) all obligations of such Person under or in respect of interest rate protection Contracts and other types of interest rate hedging Contracts and spot or forward foreign exchange Contracts and currency swap, currency option or similar financial Contracts and obligations of such Person under or in respect of all other derivative, swap or other hedging instruments, including break fees and similar amounts; (e) (i) prepaid pension and post-retirement benefit expenses payable by such Person to any current or former director, officer or employee of Company, in each case whether or not currently payable and (ii) all other unfunded or accrued obligations in respect of any Employee Plan; (f) current and non-current restructuring, integration, and contingency reserves, including any reserves or accruals for business optimization expense or other exceptional items recorded in other non-working capital accounts; (g) all obligations referred to in any other sub-clause of this definition of “Indebtedness” of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Lien upon or with respect to property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for such Indebtedness; (h) all Indebtedness referred to in this definition of any other Person for which Company is responsible or liable, as obligator, guarantor, surety or otherwise; and (i) all Transaction Expenses that are accrued or due Liabilities and remain unpaid at such time.

“Independent Expert” has the meaning given to it under Section 2.04(d).

“Initial Consideration” has the meaning given to it under Section 2.03.

“Intellectual Property Rights” means all U.S. and non-U.S. (i) patents and patent applications, including all amendments, counterparts, reissues, divisionals, continuations, continuations-in-part, extensions, renewals, provisionals, reissues, reviews, substitutions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, symbols, domain names, trade names, corporate names and other indicia of origin (whether or not registered), all registrations and applications for each of the foregoing, including all extensions, modifications and renewals thereof and all goodwill associated therewith, (iii) published and unpublished works of authorship (including software, source code, object code, firmware and operating systems) regardless of the medium of fixation or means of expression, copyrights therein and thereto (whether or not registered), moral rights and all registrations and applications for registration for each of the foregoing, including all renewals, extensions, reversions and restorations thereof, (iv) confidential and proprietary information, trade secrets, whether or not confidential, business information (including pricing and cost information, business and marketing plans and client, customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (v) databases, data collections and data, whether in printed or electronic form, and (vi) all other intellectual property rights and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IT Systems” has the meaning given to it under Section 4.14(g).

“Joint Obligor” means Santiago Zubiría Vázquez Sentiés with respect to all obligations, covenants, representations and warranties of Sellers provided hereunder.

“Knowledge” of any individual means actual knowledge after due inquiry, and with respect to any Person that is not an individual means the actual knowledge of any officer or director of such Person after due inquiry.

“Lease” has the meaning given to it under Section 4.10(i).

“Liability” means, without limitation, any direct or indirect liability, Indebtedness, obligation or commitment of whatsoever nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential and due or to become due) and whenever or howsoever arising (including whether arising out of any contract or tort based on negligence, strict liability or any other legal theory), and whether or not the same would be required by applicable accounting rules or principles to be reflected in financial statements or disclosed in the notes thereto, including any liability for Taxes, interest, penalties or other charges payable with respect to such Liability.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights that Company is and/or has licensed, sublicensed or otherwise permitted to and/or from other Persons to use and all other Contracts to which Company is a party or is otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, encumbrance, third party right, limitation, restriction (including any restriction on the right to vote, sell, transfer or otherwise dispose of any capital stock or other voting securities), right of first refusal or “right of first offer”, or other claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale Contract, capital lease or other title retention Contract relating to such property or asset.

“Material Contract” has the meaning given to it under Section 4.10(ii).

“Material Adverse Effect” means any event, change, development, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or could reasonably be expected to be materially adverse to the financial condition, business, assets, results of operations, Permits, rights, privileges, reputation or prospects of Company, or (ii) materially impairs or delays the ability of the Sellers or the Company to consummate the Transactions or would reasonably be expected to do so.

“Mexican NIFs” has the meaning given to it under Section 4.07(b).

“Mexico” means the United Mexican States.

“Mr. Delgado” means Mr. Noel Abel Delgado Montañez.

“Order” means any judgment, order, writ, decree, injunction, award, ruling or other determination whatsoever of any Governmental Authority or any other entity or body (including any arbitration or similar panel) whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether temporary, preliminary or final).

“Organizational Documents” means, with respect to a Person that is an entity, the articles or certificate of incorporation or formation, bylaws, operating agreement, certificate of partnership or other governing or constituent documents of such Person and any shareholders’ agreement or similar Contract to which such Person is a party.

“Orgtec” means Orgtec, S.A.P.I. de C.V.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or exclusively licensed by Company.

“Party” has the meaning given to it under the Preamble.

“Parties” has the meaning given to it under the Preamble.

“Permit” means any registration, license, franchise, permit, consent, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Company issued by a Government Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proprietary Information” means at any date, any information of a Person, that is not already generally available to the public (unless such information has entered the public domain and become available to the public through fault on the part of the Party to be charged hereunder), which constitute trade secrets, personally identifiable financial information, or personal health information under governing law, including: (i) the identity of Company’ customers or clients, as well as the identity of any prospective client or prospective customer as of such date; (ii) the identity, authority and responsibilities of key contacts at each such client and customer and prospective client and customer; (iii) the service cost burden with respect to each such client and customer and prospective client and prospective customer; (iv) the identities of markets or companies from which commitments, benefits or services for clients and customers are obtained; (v) the types of consulting, third party administration, employee communication, investment management, managed care, human resource and other services provided or to be provided specifically to any such client, customer, prospective client or prospective customer, and the internal corporate policies relating thereto; (vi) the nature of programs and plans, including their design, funding and administration, demographic characteristics and any other information supplied by, or developed for, such client, customer, prospective client or prospective customer; (vii) operations manuals, prospecting manuals and guidelines, pricing policies and related information, marketing manuals and plans, and business strategies, techniques and methodologies; (viii) financial information, including information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports and business plans; (ix) the acquisition of prospective clients or prospective customers as of such date, and all financial data, pricing terms, information memoranda and due diligence reports relating thereto; (x) technology and e-commerce strategies, business plans and implementations, inventions, algorithms, computer software and applications (including but not limited to any source code, object code, documentation, diagrams, flow charts, know how, methods or techniques, associated with the development or use of the foregoing computer software); (xi) all internal memoranda and other office records, including electronic and data processing files and records; and (xii) any other information constituting a trade secret under the governing trade secrets law.

“Post-Closing Tax Period” means, any Tax period beginning after Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means, any Tax period ending on or before Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Privacy Policies” has the meaning given to it under Section 4.22.

“Purchase Price” has the meaning given to it under Section 2.06(a).

“Real Property” means any real estate or interest therein, together with all buildings, improvements, fixtures, easements, options to acquire real estate or interest therein, rights to unpaid insurance proceeds in respect of losses related to real estate, rights to unpaid condemnation awards and all other rights in or appurtenant thereto.

“Related Party” has the meaning given to it under Section 4.18(a).

“Related Parties” has the meaning given to it under Section 4.18(a).

“Related Party Agreements” has the meaning given to it under Section 4.18(b).

“Representatives” has the meaning given to it under Section 2.04(f).

“Required Net Working Capital” means the agreed sufficient level of net working capital required to support the operations of Orgtec’s business. Required Net Working Capital is the amount of MXN $ 14,795,297.00 (fourteen million seven hundred ninety five thousand two hundred ninety seven pesos 00/100 Mx. Cy.).

“RigNet” means jointly RigNet México, RNSAT, RigNet Inc. and any of its subsidiaries.

“RigNet Mexico” means RigNet de México, S. de R.L. de C.V.

“RNSAT” means RNSAT Servicios de México, S. de R.L. de C.V.

“Sellers” has the meaning given to it under the Preamble.

“Shares” has the meaning given to it under the Recitals.

“Straddle Tax Period” means a Tax period that begins on or before the execution of this Agreement and ends thereafter.

“Surviving Sections” means Articles 1, 12 and 13.

“Tax” means (i) any taxes, assessments, charges, duties, fees, levies or other, governmental fees or charges including all federal, state, local foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, stamp, license, payroll, social security, withholding and other taxes, as well as any payments due under any social security Law, including those related to the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the National Institute for Workers’ Housing (Instituto del Fondo Nacional de la Vivienda para los Trabajadores) and the Retirement Savings System (Sistema de Ahorro para el Retiro), as well as any assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties, updates (actualizaciones) and interest and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person. (ii) any Liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any Contract, and (iii) any Liability for the payment of any amount as a result of being party to any Tax sharing agreement.

“Tax Report” has the meaning given to it under Section 7.04(d).

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Territory” means Mexico, its territorial waters, airspace, and exclusive economic zone as prescribed by the United Nations Convention on the Law of the Sea.

“Third Party Consents” has the meaning given to it under Section 4.04.

“Transactions” means the sale and purchase of the Shares in accordance with the Agreement and all the Transaction Documents and/or any ancillary document required to effect Closing.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest).

“Transaction Documents” means this Agreement, the Escrow Agreement, the employment agreement, the non-compete and not to solicit agreement and any other document or instrument delivered in connection with this Agreement.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, Company or any Person that Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the Sellers) in connection with the negotiation, preparation or execution of this Agreement or the Transaction Documents or the performance or consummation of the Transactions, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the Transactions; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of Company in connection with the Transactions; (iii) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the Transactions; (iv) all finders’ or similar fees in connection with the Transactions; and (v) any severance-related payment obligations with respect to employees of Company terminated at or prior to the Closing, all amounts that are payable by Company to any current or former director, officer or employee as a result of the consummation of the Transactions, any amounts due under any benefit plans or policies as a result of the consummation of the Transactions and any change of control bonuses or similar payments to employees of Company, in each case whether or not currently payable.

“US GAAP” means generally accepted accounting principles in the United States of America.

“Warranty Breach” has the meaning given to it under Section 12.02(a)(i).

EXHIBIT 2 –

OWNERSHIP OF SHARES

Exhibit 2 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.

Exhibit 2 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.

EXHIBIT 3 –

FINANCIAL STATEMENTS

Exhibit 3 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.

ORGTEC, S.A.P.I. DE C.V.

Estado de Resultados
Al 31 de Diciembre de 2011
Cifras en Pesos

Ventas		**49,637,778**
Costos de Ventas		42,054,306
Utilidad Bruta		**7,583,472**
Gastos de Operación		17,093,203
Utilidad de Operación		**(9,509,731)**
Gastos Financieros		
Utilidad (Pérdida) Cambiaria Neta	813,448	
Comisiones Bancarias	(31,582)	
Total Gasto Financiero		**781,866**
Utilidad antes de Impuestos		**(8,727,865)**
Impuesto a la utilidad		-
Utilidad Neta		**(8,727,865)**

Bajo protesta de decir verdad, manifiesto que las cifras contenidas en este Estado Financiero, son veraces y contienen toda la información referente a la situación Financiera y/o resultados de la Empresa y afirmo que soy (somos) legalmente responsable (s) de la autenticidad y veracidad de las mismas asumiendo así mismo, todo tipo de responsabilidad derivada a cualquier declaración en falso sobre las mismas.

Silvia Irene Flores Garcia	C.P. Emmanuel Salas Valdez
Representante Legal	Contador General

Exhibit 3 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.

ORGTEC, S.A.P.I. DE C.V.

Estado de Posición Financiera
Al 31 de Diciembre de 2011
Cifras en Pesos

ACTIVO

CIRCULANTE	
Bancos	1,949,023
Clientes	6,389,760
Deudores Diversos	115,395
IVA Acreditable	762,967
Impuestos a Favor	476,525
Total CIRCULANTE	**9,693,670**
FIJO	
Total FIJO	**0**
DIFERIDO	
Total DIFERIDO	**0**
SUMA DEL ACTIVO	**9,693,670**

PASIVO

CIRCULANTE	
Proveedores	6,930,000
Impuestos por Pagar	67,405
IVA Trasladado	218,923
Anticipo a Clientes	149,118
Total CIRCULANTE	**7,365,446**
FIJO	**0**
SUMA DEL PASIVO	**7,365,446**
CAPITAL	
Capital Social	50,000
Capital Social Variable	550,000
Prima en suscripción de acciones	11,630,000
Resultados de ejercicios anteriores	(1,173,911)
Total CAPITAL	**11,056,089**
Utilidad o Pérdida del Ejercicio	(8,727,865)
SUMA DEL CAPITAL	2,328,224
SUMA DEL PASIVO Y CAPITAL	**9,693,670**

Bajo protesta de decir verdad, manifiesto que las cifras contenidas en este Estado Financiero, son veraces y contienen toda la información referente a la situación Financiera y/o resultados de la Empresa y afirmo que soy (somos) legalmente responsable (s) de la autenticidad y veracidad de las mismas asumiendo así mismo, todo tipo de responsabilidad derivada a cualquier declaración en falso sobre las mismas.

Silvia Irene Flores Garcia
Representante Legal

C.P. Emmanuel Salas Valdez
Contador General

Exhibit 3 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.

ORGTEC, S.A.P.I. DE C.V.

Estado de Resultados
Al 31 de Diciembre de 2012
Cifras en Pesos

Ventas		**118,395,303**
Costos de Ventas		77,822,773
Utilidad Bruta		**40,572,530**
Gastos de Operación		67,575,659
Utilidad de Operación		**(27,003,129)**
Gastos Financieros		
Utilidad (Pérdida) Cambiaria Neta	(158,710)	
Comisiones Bancarias	(91,082)	
Total Gasto Financiero		**(249,792)**
Utilidad antes de Impuestos		**(27,252,921)**
Impuesto a la utilidad		-
Utilidad Neta		**(27,252,921)**

Bajo protesta de decir verdad, manifiesto que las cifras contenidas en este Estado Financiero, son veraces y contienen toda la información referente a la situación Financiera y/o resultados de la Empresa y afirmo que soy (somos) legalmente responsable (s) de la autenticidad y veracidad de las mismas asumiendo así mismo, todo tipo de responsabilidad derivada a cualquier declaración en falso sobre las mismas.

Silvia Irene Flores Garcia
Representante Legal

C.P. Emmanuel Salas Valdez
Contador General

Exhibit 3 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.

ORGTEC, S.A.P.I. DE C.V.

Estado de Posición Financiera
Al 31 de Diciembre de 2012
Cifras en Pesos

ACTIVO

CIRCULANTE	
Bancos	1,942,401
Clientes	15,919,401
Deudores Diversos	234,820
IVA Acreditable	1,383,169
Impuestos a Favor	608,044
Anticipos	51,000
Inversiones Temporales	5,199
Total CIRCULANTE	**20,144,034**
FIJO	
Mobiliario y Equipo de oficina	180,508
Equipo de cómputo	828,203
Equipo	1,129,747
Depreciación Acumulada	(4,589)
Total FIJO	**2,133,869**
DIFERIDO	
Innovación Tecnológica	5,836,574
Total DIFERIDO	**5,836,574**
SUMA DEL ACTIVO	**28,114,478**

PASIVO

CIRCULANTE	
Proveedores	9,644,609
Acreedores Diversos	3,196,850
Pasivo Bancario Corto Plazo	4,941,879
Impuestos por Pagar	50,570
IVA Trasladado	1,303,388
Anticipo a Clientes	1,421,879
Total CIRCULANTE	**20,559,175**
FIJO	
SUMA DEL PASIVO	**20,559,175**
CAPITAL	
Capital Social	50,000
Capital Social Variable	2,050,000
Prima en suscripción de acciones	42,610,000
Resultados de ejercicios anteriores	(9,901,776)
Total CAPITAL	**34,808,224**
Utilidad o Pérdida del Ejercicio	(27,252,921)
SUMA DEL CAPITAL	7,555,303
SUMA DEL PASIVO Y CAPITAL	**28,114,478**

Bajo protesta de decir verdad, manifiesto que las cifras contenidas en este Estado Financiero, son veraces y contienen toda la información referente a la situación Financiera y/o resultados de la Empresa y afirmo que soy (somos) legalmente responsable (s) de la autenticidad y veracidad de las mismas asumiendo así mismo, todo tipo de responsabilidad derivada a cualquier declaración en falso sobre las mismas.

Silvia Irene Flores García	C.P. Emmanuel Salas Valdez
Representante Legal	Contador General

Exhibit 3 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.

ORGTEC, S.A.P.I. DE C.V.

Estado de Resultados
Al 31 de Diciembre de 2013
Cifras en Pesos

Ventas		**135,180,151**
Costos de Ventas		99,198,966
Utilidad Bruta		**35,981,185**
Gastos de Operación		27,207,289
Utilidad de Operación		**8,773,896**
Gastos Financieros		
Intereses Bancarios	(529,729)	
Utilidad (Pérdida) Cambiaria Neta	182,649	
Comisiones Bancarias	(242,826)	
Total Gasto Financiero		**(589,906)**
Utilidad antes de Impuestos		**8,183,990**
Impuesto a la utilidad		-
Utilidad Neta		**8,183,990**

Bajo protesta de decir verdad, manifiesto que las cifras contenidas en este Estado Financiero, son veraces y contienen toda la información referente a la situación Financiera y/o resultados de la Empresa y afirmo que soy (somos) legalmente responsable (s) de la autenticidad y veracidad de las mismas asumiendo así mismo, todo tipo de responsabilidad derivada a cualquier declaración en falso sobre las mismas.

Silvia Irene Flores García	C.P. Emmanuel Salas Valdez
Representante Legal	Contador General

Exhibit 3 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.

ORGTEC, S.A.P.I. DE C.V.

Estado de Posición Financiera
Al 31 de Diciembre de 2013
Cifras en Pesos

ACTIVO

CIRCULANTE	
Bancos	2,892,011
Clientes	31,432,319
Deudores Diversos	141,192
IVA Acreditable	11,956,539
Impuestos a Favor	675,897
Anticipos	153,400
Total CIRCULANTE	**47,251,358**
FIJO	
Mobiliario y Equipo de oficina	394,454
Equipo de Transporte	176,207
Equipo de cómputo	828,203
Equipo	1,129,747
Depreciación Acumulada	(416,043)
Total FIJO	**2,112,568**
DIFERIDO	
Innovación Tecnológica	6,842,383
Marcas y Patentes	120,000,000
Total DIFERIDO	**126,842,383**
SUMA DEL ACTIVO	**176,206,309**

PASIVO

CIRCULANTE	
Proveedores	3,216,629
Acreedores Diversos	144,200,000
Pasivo Bancario Corto Plazo	8,927,621
Impuestos por Pagar	104,121
IVA Trasladado	3,457,845
Anticipo a Clientes	560,798
Total CIRCULANTE	**160,467,015**
FIJO	
SUMA DEL PASIVO	**160,467,015**

CAPITAL

Capital Social	50,000
Capital Social Variable	2,050,000
Prima en suscripción de acciones	42,610,000
Resultados de ejercicios anteriores	(37,154,695)
Total CAPITAL	**7,555,305**
Utilidad o Pérdida del Ejercicio	8,183,990
SUMA DEL CAPITAL	15,739,294
SUMA DEL PASIVO Y CAPITAL	**176,206,309**

Bajo protesta de decir verdad, manifiesto que las cifras contenidas en este Estado Financiero, son veraces y contienen toda la información referente a la situación Financiera y/o resultados de la Empresa y afirmo que soy (somos) legalmente responsable (s) de la autenticidad y veracidad de las mismas asumiendo así mismo, todo tipo de responsabilidad derivada a cualquier declaración en falso sobre las mismas.

Silvia Irene Flores García	C.P. Emmanuel Salas Valdez
Representante Legal	Contador General

Exhibit 3 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.

ORGTEC, S.A.P.I. DE C.V.

Estado de Resultados
Al 31 de Diciembre de 2014
Cifras en Pesos

Ventas		**165,769,496**
Costos de Ventas		121,429,454
Utilidad Bruta		**44,340,042**
Gastos de Operación		37,620,491
Utilidad de Operación		**6,719,551**
Gastos Financieros		
Intereses Bancarios	(1,489,319)	
Utilidad (Pérdida) Cambiaria Neta	99,757	
Comisiones Bancarias	(235,383)	
Total Gasto Financiero		**(1,624,945)**
Utilidad antes de Impuestos		**5,094,607**
Impuesto a la utilidad		-
Utilidad Neta		**5,094,607**

Bajo protesta de decir verdad, manifiesto que las cifras contenidas en este Estado Financiero, son veraces y contienen toda la información referente a la situación Financiera y/o resultados de la Empresa y afirmo que soy (somos) legalmente responsable (s) de la autenticidad y veracidad de las mismas asumiendo así mismo, todo tipo de responsabilidad derivada a cualquier declaración en falso sobre las mismas.

Silvia Irene Flores Garcia	C.P. Emmanuel Salas Valdez
Representante Legal	Contador General

Exhibit 3 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.

ORGTEC, S.A.P.I. DE C.V.

Estado de Posición Financiera
Al 31 de Diciembre de 2014
Cifras en Pesos

ACTIVO

CIRCULANTE	
Bancos	5,916,473
Clientes	51,927,439
Deudores Diversos	3,193,307
Inventarios	1,641,116
IVA Acreditable	1,043,511
Impuestos a Favor	675,897
Anticipos	1,748,083
Proyectos de Inversión	2,821,985
Total CIRCULANTE	**68,967,811**
FIJO	
Mobiliario y Equipo de oficina	487,772
Equipo de Transporte	176,207
Equipo de cómputo	1,259,734
Equipo	7,029,482
Depreciación Acumulada	(1,016,743)
Total FIJO	**7,936,452**
DIFERIDO	
Innovación Tecnológica	7,720,597
Marcas y Patentes	120,000,000
Amortización Acumulada	(600,000)
Total DIFERIDO	**127,120,597**
SUMA DEL ACTIVO	**204,024,860**

PASIVO

CIRCULANTE	
Proveedores	24,387,215
Acreedores Diversos	144,200,000
Pasivo Bancario Corto Plazo	7,998,862
Impuestos por Pagar	48,495
IVA Trasladado	6,165,096
Anticipo a Clientes	391,291
Total CIRCULANTE	**183,190,959**
FIJO	
SUMA DEL PASIVO	**183,190,959**

CAPITAL

Capital Social	50,000
Capital Social Variable	44,660,000
Resultados de ejercicios anteriores	(28,970,706)
Total CAPITAL	**15,739,294**
Utilidad o Pérdida del Ejercicio	5,094,607
SUMA DEL CAPITAL	20,833,901
SUMA DEL PASIVO Y CAPITAL	**204,024,860**

Bajo protesta de decir verdad, manifiesto que las cifras contenidas en este Estado Financiero, son veraces y contienen toda la información referente a la situación Financiera y/o resultados de la Empresa y afirmo que soy (somos) legalmente responsable (s) de la autenticidad y veracidad de las mismas asumiendo así mismo, todo tipo de responsabilidad derivada a cualquier declaración en falso sobre las mismas.

Silvia Irene Flores Garcia	C.P. Emmanuel Salas Valdez
Representante Legal	Contador General

Exhibit 3 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.

ORGTEC, S.A.P.I. DE C.V.

ESTADO DE RESULTADOS
AL 30 DE SEPTIEMBRE DE 2015
CIFRAS EN PESOS

Ventas		**128,388,141**
Costos de Ventas		89,275,826
Utilidad Bruta		**39,112,316**
Gastos de Operación		40,252,302
Utilidad de Operación		**(1,139,986)**
Gastos Financieros		
Intereses Bancarios	(1,741,987)	
Utilidad en Venta de Activo Fijo	1,213,301	
Utilidad (Pérdida) Cambiaria Neta	2,708,608	
Comisiones Bancarias	(497,381)	
Total Gasto Financiero		**1,682,540**
Utilidad antes de Impuestos		**542,554**
Impuesto a la utilidad		-
Utilidad Neta		**542,554**

Bajo protesta de decir verdad, manifiesto que las cifras contenidas en este Estado Financiero, son veraces y contienen toda la información referente a la situación Financiera y/o resultados de la Empresa y afirmo que soy (somos) legalmente responsable (s) de la autenticidad y veracidad de las mismas asumiendo así mismo, todo tipo de responsabilidad derivada a cualquier declaración en falso sobre las mismas.

Silvia Irene Flores García	C.P. Emmanuel Salas Valdez
Representante Legal	Contador General

Información confidencial y para uso exclusivo de Orgtec

Exhibit 3 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.

ORGTEC, S.A.P.I. DE C.V.

ESTADO DE POSICIÓN FINANCIERA POR EL PERIODO COMPRENDIDO
AL 30 DE SEPTIEMBRE DE 2015
CIFRAS EN PESOS

ACTIVO

CIRCULANTE	
Bancos	3,552,534
Clientes	36,658,036
Deudores Diversos	6,308,735
Inventarios	1,916,085
IVA Acreditable	1,620,364
Impuestos a Favor	678,215
Anticipos	744,586
Proyectos de Inversión	9,330,233
Inversiones en Acciones	11,022,260
Total CIRCULANTE	**71,831,048**
FIJO	
Mobiliario y Equipo de oficina	535,102
Equipo de cómputo	1,544,733
Equipo	2,869,248
Teléfonos Satelitales	1,503,759
Depreciación Acumulada	(1,705,826)
Total FIJO	**4,747,017**
DIFERIDO	
Innovación Tecnológica	8,566,507
Marcas y Patentes	120,000,000
Amortización Acumulada	(1,050,000)
Total DIFERIDO	**127,516,507**
SUMA DEL ACTIVO	**204,094,572**

PASIVO

CIRCULANTE	
Proveedores	14,007,485
Acreedores Diversos	11,022,260
Impuestos por Pagar	1,413,289
IVA Trasladado	4,732,406
Anticipo a Clientes	264,328
Pasivo Bancario a Corto Plazo	2,817,088
Total CIRCULANTE	**34,256,856**
FIJO	
Pasivo Bancario a Largo Plazo	9,261,261
Total Fijo	**9,261,261**
SUMA DEL PASIVO	**43,518,116**
CAPITAL	
Capital Social	50,000
Capital Social Variable	183,860,000
Resultados de ejercicios anteriores	(23,876,098)
Total CAPITAL	**160,033,902**
Utilidad o Pérdida del Ejercicio	542,554
SUMA DEL CAPITAL	**160,576,456**
SUMA DEL PASIVO Y CAPITAL	**204,094,572**

Bajo protesta de decir verdad, manifiesto que las cifras contenidas en este Estado Financiero, son veraces y contienen toda la información referente a la situación Financiera y/o resultados de la Empresa y afirmo que soy (somos) legalmente responsable (s) de la autenticidad y veracidad de las mismas asumiendo así mismo, todo tipo de responsabilidad derivada a cualquier declaración en falso sobre las mismas.

Silvia Irene Flores Garcia Representante Legal	C.P. Emmanuel Salas Valdez Contador General

Información confidencial y para uso exclusivo de Orgtec

Exhibit 3 to the Stock Purchase Agreement dated as of November 3, 2015, among RigNet de México, S. de R.L. de C.V., RNSAT Servicios de México, S. de R.L. de C.V., RigNet Inc., Orgtec, S.A.P.I. de C.V., Grupo Gentux, S.A.P.I. de C.V., Noel Abel Delgado Montañez and Santiago Zubiría Vázquez Sentiés.